Exhibit 10.1

DEBT CONVERSION AGREEMENT

BY AND BETWEEN

GRANITE CITY FOOD & BREWERY LTD.

AND

DHW LEASING, L.L.C.

DATE:  September 21, 2009

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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DEBT CONVERSION AGREEMENT

This Debt Conversion Agreement (this “Agreement”) is dated September 21, 2009, by and between Granite City Food & Brewery Ltd., a Minnesota corporation (the “Company”), and DHW Leasing, L.L.C., a South Dakota limited liability company (“DHW”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below) and Rule 506 promulgated thereunder, the Company desires to issue and sell to DHW, and DHW desires to acquire from the Company Common Stock of the Company, as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and DHW agree as follows:

ARTICLE I.

DEFINITIONS

1.1           Definitions.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“AAA Rules” has the meaning set forth in Section 7.8(b) below.

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.  For the purposes of Section 2.5 of this Agreement, “Affiliate” includes Dunham Capital Management, L.L.C. and Dunham Equity Management, L.L.C. and their respective directors, managers, officers, employees and equity holders.

“Alternative Proposal” has the meaning set forth in Section 4.7 below.

“Amendment to Master Agreement” means the Amendment to Master Agreement between the Company and Dunham Capital Management, L.L.C., DHW Leasing, L.L.C., and Dunham Equity Management, L.L.C. in the form of Exhibit A hereto.

“Applicable Law” or “Applicable Laws” means any and all laws (including the common law), ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, Permits, requirements and injunctions adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Authority having jurisdiction over a specified Person or any of such Person’s properties or assets, including NASDAQ Listing Rules.

“Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the Closing as defined in Section 2.3.

“Closing Conditions” means the Closing Conditions described in Sections 5.1, 5.2 and 5.3 below.

“Closing Date” means the time and date of the Closing, as defined in Section 2.3.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Common Stock of the Company, par value $.01 per share, and any shares into which such Common Stock may hereafter be reclassified, converted or exchanged.

“Company Deliverables” has the meaning set forth in Section 4.8(a).

“Confidential Information” means any information or compilation of information not generally known to the public or the industry or which the Company or any of its Subsidiaries has not disclosed to third parties without a written obligation of confidentiality, which is proprietary to the Company or any of its Subsidiaries, relating to the Company’s or any of its Subsidiaries’ procedures, techniques, methods, concepts, ideas, affairs, products, processes and services, including, but not limited to, information relating to distribution, marketing, merchandising, selling, research, development, manufacturing, purchasing, accounting, engineering, financing, costs, pricing and pricing strategies and methods, customers, suppliers, creditors, employees, contractors, agents, consultants, plans, billing, needs of customers and products and services used by customers, all lists of suppliers, distributors and customers and their addresses, prospects, sales calls, products, services, prices and the like as well as any specifications, formulas, plans, drawings, accounts or sales records, sales brochures, catalogs, code books, manuals, trade secrets, knowledge, know-how, operating costs, sales margins, methods of operations, invoices or statements and the like; provided, however, that the term “Confidential Information” shall not be deemed to include (i) information which becomes generally available to the public without any fault of the Company or any of its Subsidiaries, (ii) becomes available to the applicable party on a non-confidential basis and without any breach of an agreement of confidentiality from a source other than the Company or any of its Subsidiaries, or (iii) information that is disclosed to a Governmental Authority pursuant to Applicable Law, and is therefore publicly available.

“Consents” means the consents and other authorization of third parties or governmental authorities required pursuant to Section 3.1(e).

“Disclosure Materials” has the meaning set forth in Section 3.1(h).

“Dunham Landlords” means Dunham Capital Management, L.L.C., Dunham Equity Management, L.L.C. and their following affiliated entities: GC Rosedale, LLC — Roseville, MN; GC Lincoln LP — Lincoln, NE; GC Omaha LP — Omaha, NE; GC Olathe LP —

Olathe, KS; GC Holdings LP — Zona Rosa, Kansas City; GC Eagan LP — Eagan, MN; GC Des Moines LP — Des Moines, IA; GC Cedar Rapids/Davenport — Davenport, IA; GC Wichita LP — Wichita, KS.

“Equipment Lease” means, collectively, that Master Equipment Finance Lease made and entered into September 19, 2006 and that Equipment Lease Commitment dated December 6, 2007, by and between DHW and the Company, and includes, whether or not referred to therein, all subsequent leases of and finance agreements for, furniture, fixtures and equipment leased or financed by, DHW, prior to the Closing, whether or not referred to in such Master Equipment Finance Lease or Equipment Lease Commitment and Master Equipment Lease.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FF&E” means furniture, fixtures and equipment leased by DHW to the Company.

“Final Order” means an action or decision of a Governmental Authority as to which (i) no request for a stay is pending, no order of stay is in effect, and any deadline for filing such request that may be designated by Applicable Law has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and time for filing of such petition or application has passed, (iii) the Governmental Authority does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (iv) no judicial appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any (i) nation, state, county, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-Governmental Authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal); and/or (iv) any body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Indebtedness” means all of the Company’s indebtedness and financial obligations to DHW through the Closing Date, whether arising out of the Equipment Lease or otherwise.

“Knowledge” means that an individual will be deemed to have “Knowledge” or “knowledge” of a particular fact or other matter if such individual is actually (not constructively or imputably) aware of such fact or other matter; provided, however, that Knowledge by the Company of a particular fact or other matter shall mean the actual (and not constructive or imputed) awareness of Steven J. Wagenheim, James G. Gilbertson and Monica Underwood.

“Lien” means any lien, charge, encumbrance, security interest, right of first refusal or other restrictions of any kind.

“Master Amendment to Leases” means the Master Amendment to Leases in the form of Exhibit J hereto.

“Material Adverse Effect” means, in connection with any Person, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, liabilities, revenues, income, business, operations, results of operations of such Person, taken as a whole; provided, however, the foregoing shall not be deemed to include any event, change or effect which arises with respect to (i) conditions of change that are primarily the result of the national economy whereby the effect or change is generally universal upon businesses as a whole or within an industry as a whole, or (ii) uniformly applied legislative or judicial Applicable Laws or Final Orders that have general applicability to business as a whole or an industry as a whole; and provided, further, the parties agree that, notwithstanding any Delaware case law to the contrary, this definition shall apply to short-term as well as long-term effects.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Permits” means all right, title and interest in and to any Permits, licenses, certificates, filings, authorizations, approvals, or other indicia of authority (and any pending applications for approval or renewal of a Permit), to own, construct, operate, sell, inventory, disburse or maintain any asset or conduct any business as issued by any Governmental Authority.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means any suit, litigation, arbitration, hearing, audit, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or agency.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of this Agreement, among the Company and DHW, in the form of Exhibit B hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by DHW of the Shares.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” has the meaning set forth in Section 3.1(h).

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of Common Stock issued or issuable to DHW pursuant to Section 2.1 of this Agreement.

“Short Sales” has the meaning set forth in Section 3.2(f).

“Subsidiary” means any “significant subsidiary” as defined in Rule 1-02(w) of the Regulation S-X promulgated by the Commission under the Exchange Act.

“Termination of Equipment Lease and Bill of Sale” means the Termination of Equipment Lease and Bill of Sale in the form of Exhibit A hereto.

“Transaction” or “Transactions” means the Transactions and actions contemplated by this Agreement.

“Transaction Documents” means this Agreement, the Exhibits hereto, and any other documents or agreements executed in connection with the Transactions.

ARTICLE II.

PURCHASE AND SALE

2.1           Authorization of Issuance and Sale of Shares.  The Company has authorized the issuance and sale of twenty-eight million (28,000,000) shares of Common Stock to DHW in consideration of the cancellation of the Indebtedness and the following consideration:  (i) DHW will convey to the Company, free and clear of all Liens, title to all FF&E that is subject to financing lease arrangements between the Company and DHW; (ii) from July 9, 2009 to the Closing Date, DHW will cause the Dunham Landlords to agree to a 30-day deferral of rent in connection with each receipt of rent payments from the Company under lease agreements between the Company and the Dunham Landlords; (iii) subsequent to the Closing Date, DHW will cause the Dunham Landlords to accept certain rent deferrals and reductions; (iv) DHW and the Dunham Landlords will enter into the Amendment to Master Agreement; and (v) in cooperation with the Company, DHW and the Dunham Landlords have agreed to use reasonable commercial efforts to obtain at least Five Hundred Thousand and No/100 Dollars ($500,000) in annual rent concessions for a period of two years following the Closing Date on properties leased by the Dunham Landlords to the Company and under ground leases.

2.2           Agreements to Sell and Purchase.  On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company hereby agrees to sell to DHW, and DHW agrees to purchase from the Company, the Shares.

2.3           Payment and Delivery.  As payment for the Shares, DHW will (i) terminate the Equipment Lease; (ii) cancel and release the Indebtedness; and (iii) convey to the Company good title to, and possession of, all FF&E that is subject to the Equipment Lease, free and clear of all claims and Liens.  DHW shall execute and deliver to the Company such additional agreements or other documents as may be necessary to cause the cancellation of the Indebtedness and the transfer of title to the FF&E.  Such cancellation of Indebtedness, transfer of FF&E and issuance and delivery of Shares is hereafter referred to as (the “Closing”).  The time and date of the Closing shall be the twelfth (12th) day that is a Business Day following the Company’s mailing of a letter to its shareholders pursuant to NASDAQ Listing Rule 5635(f), provided that all conditions to Closing set forth Section 5.1, 5.2 and 5.3 have been satisfied or waived.  Neither DHW nor the Company shall be obligated to effect the Closing unless each has given the other at least two (2) Business Days prior written notice that it has satisfied or is prepared to satisfy the applicable conditions to Closing set forth in Sections 5.2 and 5.3, as applicable.  The parties shall notify each other in writing on September 28, 2009 and on each Business Day thereafter of the status of their satisfaction or performance of closing conditions (the “Closing Date”).  The Closing shall take place at the office of Briggs and Morgan, P.A., 80 South Eighth Street, 22nd Floor, Minneapolis, Minnesota 55402 at 9:00 a.m. local time on the Closing Date.

2.4           Certificate for Shares.  A certificate for the Shares shall be registered in the name of DHW or if so indicated on the signature page hereto, in the name of a nominee designated by DHW.  Upon written request of DHW, a facsimile copy of the certificate evidencing the Shares shall be delivered to DHW on the Closing Date and the original certificate evidencing the Shares shall be delivered to DHW by overnight courier one trading day following the Closing Date, except where alternative settlement arrangements have been agreed to with DHW, with any transfer taxes payable in connection with the issuance of the Shares duly paid by or on behalf of the Company, against cancellation of the Indebtedness.

2.5           Repurchase Right.  As further consideration for the issuance of the Shares by the Company, DHW agrees that from the date hereof through the first anniversary of the Closing Date, the Company will have the right to repurchase and redeem certain of the Shares if the average bid price of the Company’s Common Stock exceeds $0.714 per share for any period of 20 consecutive trading days (the “Trigger”).  If and whenever the Trigger is met, the Company may at any time during the first year following the Closing Date, but within 20 trading days of any given Trigger, repurchase from DHW, for the consideration of $0.001 per share, up to a maximum of such number of the Shares as would enable DHW to retain (assuming no sales of Shares by DHW during the first year following the Closing Date) Shares having a market value of Twenty Million and No/100 Dollars ($20,000,000) following such repurchase (calculated using the closing price per share of Common Stock on the trading day immediately prior to the date of repurchase).  The one year period provided in this Section shall be extended for the number of days that the Company is prevented from exercising its repurchase right due to an automatic stay or other action by a federal or state court, but only to the extent that the Company is so prevented.  The repurchase shall be deemed made effective upon the giving of notice to DHW and the sole obligation of the Company to DHW thereafter shall be the payment of the price for repurchased Shares.  The repurchase price shall be deliverable only to DHW, unless another payee is designated in writing by DHW.  Upon the Company’s exercise of the repurchase right and tender of the repurchase price, the repurchased shares shall, without further action by the Company, DHW or any other party, cease to be outstanding and shall be deemed cancelled by the Company. Any sales of Shares by DHW during the first year following Closing will reduce such $20,000,000 threshold by the gross dollar amount of such sales.

DHW agrees that (i) it will not sell or dispose of any of the Shares for the period from the Closing Date through January 31, 2010; and (ii) for a period of one year following the Closing Date, it will not sell, transfer or assign, or contract to sell, transfer or assign, by operation of law or otherwise, more than 6,500,000 of the Shares.  Although the repurchase right herein may be triggered multiple times during the one year period following the Closing, the Company may only exercise its repurchase right once.  Such repurchase right may be exercised by action of not less than a majority of disinterested directors.  The Shares are subject to the foregoing repurchase right, which shall be binding upon DHW’s successors and assigns, including any transferee, assignee or pledgee of the Shares; provided, however, that upon exercise of the repurchase right herein, all of the Shares remaining after the repurchase shall cease to be subject to the repurchase right herein, and the Company will, upon request of DHW, cause the second restrictive legend set forth in Section 3.2(h) pertaining to the repurchase right to be removed from any share certificate; and provided further, that if any of the Shares shall, following January 31, 2010, be sold on an exchange or in the over-the-counter market, the Company shall, upon request of DHW, remove the foregoing legend from certificates for up to 6,500,000 Shares which shall have been sold in the over-the-counter market.  DHW and each transferee, assignee and pledgee of the Shares shall at all times provide the Company with the following:  the full name and current residence address and business office of such party; the contact person or persons with respect to such party; the telephone number of such party; and an acknowledgement from any assignee or pledgee that Shares remain subject to the repurchase right.  The Shares shall bear the restrictive legends set forth in Section 3.2(h) and shall be subject to a stop transfer order on the Company’s stock records and instructions to the Company’s transfer agent necessary to enforce the forgoing repurchase right and the representations and warranties set forth in Section 3.2(b).  Upon exercise of the repurchase right pursuant to this Section 2.5, DHW and any transferee, assignee or pledge hereby designates the Chief Financial Officer or the Secretary of the Company or their successors, as their attorneys-in-fact to execute such documents and instruments, and give such orders and instructions as shall be necessary or required to effect the transfer and cancellation of repurchased shares on the stock records of the Company.  The per share dollar amounts referred to in this Section 2.5, including the Triggers, shall be proportionately decreased or increased to reflect changes in the capitalization of the Company resulting from any stock split, combination, dividend or action having similar effect.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Company.  Except as set forth in the Disclosure Schedule delivered to DHW on the date of this Agreement (it being agreed that disclosure of any item on the Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of this Agreement), the Company represents and warrants to DHW as follows:

(a)           Subsidiaries.  The Company has no direct or indirect Subsidiaries other than as specified in the SEC Reports.  Except as disclosed in the SEC Reports, the Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

(b)           Organization and Qualification.  The Company and each Subsidiary are duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  The Company and each Subsidiary are duly qualified to conduct its respective businesses and are in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(c)           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the Transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder.  The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the Transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith.  Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(d)           No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the Transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) except as provided in Schedule 3.1(d) of the Disclosure Schedule, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, license, franchise, lease, Permits (including, but not limited to, any consents or Permits, approvals or authorizations of any Governmental Authority), credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except as provided in Schedule 3.1(d) of the Disclosure Schedule, result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e)           Filings, Consents and Approvals.  Except as provided in Schedule 3.1(e) of the Disclosure Schedule, the Company is not required to obtain any Consent, waiver, authorization, Permit or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (ii) filings required under the Exchange Act or by state securities laws, (iii) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the Company obtaining a waiver from NASDAQ of the shareholder approval requirement pursuant to NASDAQ Listing Rule 5635(f), (v) the filing of a Notification of Listing of Additional Shares with NASDAQ, and (vi) those that have been made or obtained prior to the date of this Agreement, all such consents, waivers, authorizations, waivers or notices hereinafter referred to “Consents.”

(f)            Issuance of the Shares.  The Shares shall be duly authorized and, when issued for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens.

(g)           Capitalization.  The number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of Common Stock reserved for issuance under the Company’s various option and incentive plans, is specified in the SEC Reports or on Schedule 3.1(g) of the Disclosure Schedule.  Except as specified in the SEC Reports or on Schedule 3.1(g) of the Disclosure Schedule, no shares of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the Transactions contemplated by the Transaction Documents.  Except as specified in the SEC Reports or on Schedule 3.1(g) of the Disclosure Schedule, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of capital stock of the Company, or securities or rights convertible or exchangeable into shares of capital stock of the Company.

(h)           SEC Reports; Financial Statements.  The Company has filed all reports, forms or other information required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials being collectively referred to herein as the “SEC Reports” and, together with the Disclosure Schedules, the “Disclosure Materials”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)            [Reserved.]

(j)            Material Changes.  Except as set forth in Schedule 3.1(j) of the Disclosure Schedule, and except as incident to this Agreement and the Transactions contemplated hereby, since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities (not to exceed $100,000) not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities, except pursuant to existing Company stock option and incentive plans and consistent with past practice.

(k)           Litigation.  There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) except as specifically disclosed in the SEC Reports, could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, except as specifically disclosed in the SEC Reports.  There has not been, and to the Knowledge of the Company, there is not pending any investigation by the Commission involving the Company or any current or former director or officer of the Company (in his or her capacity as such).  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(l)            Labor Relations.  No material labor dispute exists or, to the Knowledge of the Company, is imminent with respect to any of the employees of the Company.

(m)          Compliance.  Except as specified on Schedule 3.1(m) of the Disclosure Schedule, neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is in violation of any statute, rule or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.  To its Knowledge, the Company is in material compliance with all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect.  Except as provided in Schedule 3.1(m) of the Disclosure Schedule all defaults under leases to which the Company is a party have been cured; there are no outstanding notices of default; and the Company is not in default under any of its leases.

(n)           Regulatory Permits.  Except as specified on Schedule 3.1(n) of the Disclosure Schedule, the Company and the Subsidiaries possess all certificates, authorizations and Permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such Permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such Permits.

(o)           Patents and Trademarks.  The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  Except as set forth in the SEC Reports, to the Knowledge of the Company, all such Intellectual Property Rights are enforceable (except for rights subject to pending patent applications and trademark applications as to which no representation is made) and there is no existing infringement or claim of infringement by another Person of any of the Intellectual Property Rights.

(p)           Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged.  To the Company’s knowledge, it will be able to renew its and the Subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and such Subsidiaries’ respective lines of business.

(q)           Transactions with Affiliates and Employees.  Except as set forth in the SEC Reports, none of the officers or directors of the Company and, to the Knowledge of the Company, none of the employees of the Company is presently a party to any material transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, of the nature or amount that would require disclosure in the SEC Reports.

(r)            Internal Accounting Controls.  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) Transactions are executed in accordance with management’s general or specific authorizations, (ii) Transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15(d)-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or Form 10-Q, as the case may be, is being prepared.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the last day of the period covered by the Form 10-Q for the Company’s most recently ended fiscal quarter (such date, the “Evaluation Date”).  The Company presented in its most recently filed Form 10-K or Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as described in Item 308(c) of Regulation S-K under the Exchange Act) or, to the Company’s Knowledge in other factors that could significantly and adversely affect the Company’s internal controls.  The Company’s auditors have not identified any control deficiency, significant deficiency or material weakness in the Company’s system of internal controls for the 2007 and 2008 fiscal years.

(s)           Certain Fees.  Except as described in Schedule 3.1(s) of the Disclosure Schedule, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the Transactions contemplated by this Agreement.  DHW shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by DHW pursuant to written agreements executed by DHW, which fees or commissions shall be the sole responsibility of DHW) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the Transaction.

(t)            Certain Registration Matters.  Assuming the accuracy of DHW’s representations and warranties set forth in Section 3.2(b)-(e), no registration under the Securities Act is required for the offer and sale of the Shares by the Company to DHW under the Transaction Documents.  As of the date of this Agreement, the Company is eligible to register the resale of its Common Stock by DHW on Form S-3 promulgated under the Securities Act.  Except as specified in Schedule 3.1(t) of the Disclosure Schedule, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other Governmental Authority that have not been satisfied or exercised.

(u)           Listing and Maintenance Requirements.  Except as specified in Schedule 3.1(u) of the Disclosure Schedule or in the SEC Reports, the Company has not, in the two years preceding the date hereof, received notice from any trading market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof.  The Company makes no representation that it will be in compliance with the listing and maintenance requirements for continued listing of the Common Stock on the trading market on which the Common Stock is currently listed or quoted.  Subject to NASDAQ’s approval of an exception to shareholder approval requirements for the Transaction, and assuming no withdrawal thereof, the issuance and sale of the Shares under the Transaction Documents at the Closing does not contravene the NASDAQ Listing Rules.

(v)           Investment Company.  The Company is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(w)          Application of Takeover Protections.  The Company has not adopted any poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to DHW or shareholders of the Company prior to the Closing Date as a result of DHW and the Company fulfilling their obligations or exercising their rights under the Transaction Documents.

3.2           Representations and Warranties of DHW.  DHW hereby, for itself, and on behalf of its members, represents and warrants to the Company as follows:

(a)           Organization; Authority.  DHW is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the Transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder.  The execution, delivery and performance by DHW of the Transactions contemplated by the Transaction Documents has been duly authorized by all necessary corporate or, if DHW is not a corporation, such partnership, limited liability company or other applicable like action, on the part of DHW.  Each of the Transaction Documents has been duly executed by DHW, and when delivered by DHW in accordance with terms hereof, will constitute the valid and legally binding obligation of DHW, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b)           Investment Intent.  DHW is acquiring the Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof, without prejudice, however, to DHW’s right at all times to sell or otherwise dispose of all or any part of such Shares in compliance with applicable federal and state securities laws.  Except as provided in Section 2.5, nothing contained herein shall be deemed a representation or warranty by DHW to hold the Shares for any period of time.  DHW does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares.

(c)           DHW Status.  At the time DHW was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.  Neither DHW nor any of its members is a registered broker-dealer or agent thereof under Section 15 of the Exchange Act.

(d)           General Solicitation.  DHW is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e)           Access to Information.  DHW acknowledges that it has reviewed the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

(f)            Certain Trading Activities.  Neither DHW nor any of its members has directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with DHW, engaged in any trading in any securities of the Company (including, without limitations, any Short Sales (defined below) involving the Company’s securities) during the 20 trading days prior to the time that the Transactions contemplated by this Agreement are to be publicly disclosed by the Company.  For purposes of this Section, “Short Sales” include, without limitation, all “Short Sales” under Regulation SHO of the Exchange Act and include all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps and similar arrangements (including on a total return basis), and sales and other Transactions through non-US broker dealers or foreign regulated brokers having the effect of hedging the Shares.  As of the date of this Agreement, neither DHW nor any of its members or Affiliates has an open short position in the Common Stock, and covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with it will engage in any Short Sales prior to the public disclosure of the material terms of this transaction by the Company.  For a period of one year following the date of this Agreement, neither DHW nor any of its Affiliates shall effect any Short Sale of any security of the Company; provided, however, that such restriction shall cease following any repurchase by the Company of its Shares from DHW pursuant to Section 2.5 hereof.

(g)           Independent Investment Decision.  DHW has independently evaluated the merits of its decision to purchase Shares pursuant to this Agreement, and confirms that it has not relied on the advice of the Company or any of its advisors.

(h)           DHW acknowledges that the certificates evidencing the Shares will be imprinted with a legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the Shares):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION TO THE COMPANY FROM COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

CERTAIN OF THESE SECURITIES ARE SUBJECT TO A RIGHT OF REPURCHASE AND REDEMPTION BY GRANITE CITY FOOD & BREWERY LTD. AND ITS SUCCESSORS AND ASSIGNS, PURSUANT TO THE TERMS OF A DEBT CONVERSION AGREEMENT DATED SEPTEMBER 21, 2009 (THE “REPURCHASE RIGHT”).  ANY SALE, TRANSFER OR OTHER DISPOSITION OF THESE SECURITIES SHALL BE SUBJECT TO SUCH REPURCHASE RIGHT, WHICH SHALL EXPIRE ON                         , 2010, AND ANY PURPORTED SALE, TRANSFER OR OTHER DISPOSITION WHICH DOES NOT REFERENCE THE REPURCHASE RIGHT SHALL BE NULL AND VOID.  ANY PERSON ACQUIRING ANY PORTION OF THESE SECURITIES SHALL BE DEEMED TO HAVE ADOPTED AND BE BOUND BY SUCH REPURCHASE RIGHTS.  A COPY OF THE DEBT CONVERSION AGREEMENT HAS BEEN FILED BY GRANITE CITY FOOD & BREWERY LTD. WITH THE SECURITIES AND EXCHANGE COMMISSION AND IS AVAILABLE WITHOUT CHARGE BY CONTACTING THE CHIEF FINANCIAL OFFICER AND/OR SECRETARY OF THE COMPANY AT ITS REGISTERED OFFICE IN THE STATE OF MINNESOTA.

(i)            DHW understands that nothing in this Agreement, or any other materials presented to DHW by the Company in connection with the purchase and sale of Shares constitutes legal, tax, accounting or investment advice.  DHW has consulted such legal, tax, accounting and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

(j)            No representation has been made to DHW regarding the present or future value of the Shares.

(k)           If required by applicable securities legislation, regulations, rules, policies or orders or by any securities commission, stock exchange or other regulatory authority, DHW will execute, deliver, file and otherwise assist the Company in filing, such reports, undertakings and other documents with respect to the issuance or continued ownership of the Shares as may be required.

(l)            DHW understands and acknowledges that: (i) the Shares are being offered and sold to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act, and (ii) the availability of such exemption depends in part on, and the Company will rely upon the accuracy and truthfulness of, the representations, warranties and covenants of such DHW set forth in this Section 3.2, and such DHW hereby consents to such reliance.

ARTICLE IV.

OTHER AGREEMENTS AND ACKNOWLEDGMENTS

OF THE PARTIES

The parties hereto agree as follows with respect to the period between the execution of this Agreement and the Closing.

4.1           General.  Each of the parties will use its reasonable commercial efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Transaction (including satisfaction of their respective Closing Conditions set forth in Sections 5.2 and 5.3 hereof).

4.2           Deferred and Reduced Rent Payments.  One of the Dunham Landlords is the “Landlord” under each of the leases as described on Exhibit D (collectively, the “Restaurant Leases”).

(a)           For all rent payments due on and after June 1, 2009 and until the earlier of the Financing Date (defined below), or the first anniversary of the Closing Date under the Restaurant Leases, the Dunham Landlords agree to defer each payment of rent once for one month (the “Deferred Rent System”).  For example, each rent payment due on October 1, 2009 shall be payable on November 1, 2009.

(b)           For all rent payments due on and after June 1, 2009 under the Restaurant Leases, the Dunham Landlords agree to reduce each rent payment by thirty percent (30%) (the “Reduced Rent System”).  The total amount of rent reductions granted under this Section 4.2 shall be payable by the Company as described in subsection (c) below.

(c)           The Deferred Rent System and the Reduced Rent System shall be in effect until the earlier of: (i) the date on which the Company has obtained aggregate net proceeds of at least $2,000,000, from any combination of debt or equity financings (the “Financing Date”) or (ii) the first anniversary of the Closing Date.  At the earlier of the Financing Date or the first anniversary of the Closing Date, the Company shall (i) pay the Dunham Landlords the total amount of rent reductions granted in Section 4.2(b) above in one lump sum, without any accrued interest.

4.3           Access.

(a)           The Company will permit, and will cause each of its Subsidiaries to permit, representatives of DHW (including legal counsel and accountants) to have, upon prior written notice, reasonable access during normal business hours and under reasonable circumstances, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to the premises, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Company and each of its Subsidiaries.  DHW agrees that it shall not use or disclose, or permit access to, Confidential Information of the Company other than for the purposes related to this Agreement and shall cause its respective representatives and other recipients of Confidential Information to comply with this Agreement with respect to the Confidential Information disclosed pursuant to this Section 4.3, which agreement and obligation will remain in full force and effect until the Confidential Information has been publicly disclosed by the Company or ceases to be deemed by the Company to be Confidential Information.  Notwithstanding the foregoing, DHW may share Confidential Information with its bankers, potential lenders and potential investors in DHW; provided that such persons are informed by DHW of the confidential nature of the Confidential Information and DHW believes in good faith that such persons will maintain the confidentiality of the Confidential Information.

(b)           Notwithstanding anything herein to the contrary (including in the Confidentiality Agreement), any party to this Agreement (and each employee, representative, or other agent of such parties) may disclose to any and all Persons, without limitation of any kind, the U.S. “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation section 1.6011-4) of the Transaction and all materials of any kind (including opinions or other tax analysis) that are provided to such parties relating to such U.S. “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation section 1.6011-4); provided, that such disclosure may not be made (i) until the earlier of (x) the date of public announcement of discussions relating to the Transactions, (y) the date of the public announcement of the Transactions contemplated by this Agreement, or (z) the date of execution of this Agreement, and (ii) to the extent required to be kept confidential to comply with any federal or state securities law.  The intent of this provision is that the Transaction is not treated as having been offered under conditions of confidentiality for purposes of Treasury Regulation section 1.6011-4(b)(3) and shall be construed in a manner consistent with such purpose.

4.4           Litigation.  From the date hereof and through the Closing Date, the Company will notify DHW in writing of any material injunctions, orders or Proceedings that from the time hereafter are, to the Company’s Knowledge, threatened or commenced against the Company or any of its Subsidiaries or against any officer, director or employee of the Company or any of its Subsidiaries relating to the Company, any Subsidiary or their respective businesses.

4.5           Notice of Developments.  The Company shall promptly notify DHW of any event or occurrence that has as its basis an event or occurrence (a “Development”) which would cause a breach at the Closing of any of the representations and warranties in Section 3.1 above.  The Company and DHW shall discuss in good faith for a period of five (5) Business Days whether to amend the material terms and provisions of this Agreement in light of such a Development.  If no agreement regarding an amendment is reached after said five (5) Business Days, DHW shall have the right to give notice of termination of this Agreement pursuant to Section 6.1(c)(i) below by reason of the Development (provided that the Development qualifies as grounds for termination pursuant to Section 6.1(c)(i) and delivers such notice within the period of five (5) Business Days of the expiration of the discussion period referred to above).  The Company will then have the thirty (30) day cure period specified in Section 6.1(c)(i).  In the event the Company elects not to cure, and DHW elects not to terminate this Agreement at the end of said cure period, the written notice pursuant to this Section 4.5 will be deemed to have amended the Disclosure Materials, to have qualified the representations and warranties contained in Article 4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the Development.

4.6           Waiver of Approval by Company Shareholders.

The Company has filed an application with NASDAQ for a financial viability exception pursuant to NASDAQ Listing Rule 5635(f) for a waiver of the requirement that the Company obtain shareholder approval for the sale of securities in excess of twenty percent (20%) of its outstanding Common Stock and for the sale of securities which would result in a change of control of the Company.  The Company was notified by NASDAQ by letter dated August 3, 2009, that the exception has been granted.

4.7           Alternative Transaction.  From the date hereof until the termination hereof, the Company and its officers, directors, employees, investment bankers, consultants and other agents, may take any action to solicit, initiate, encourage or facilitate the making of any Alternative Proposal (as defined below) or any inquiry with respect thereto or engage in discussions or negotiations with any Person with respect thereto, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person that has made any Alternative Proposal.  The Company will promptly notify DHW (which notice shall be provided orally and in writing, shall identify the Person making such Alternative Proposal and shall include a copy of any written document setting forth the proposed terms of such Alternative Proposal provided to the Company by such Person) after receipt of any Alternative Proposal, but in no event more than forty-eight (48) hours after receipt of an Alternative Proposal, if the Company is prepared to provide such Person with access to such nonpublic information or properties, books or records.

If the Board of Directors of the Company shall determine that an Alternative Proposal is a Superior Proposal (as defined below), (a) the Company shall notify DHW in writing of such determination (prior to any communication of such fact to the Person making the Alternative Proposal), and (b) the Company shall provide DHW with copies of any written nonpublic information about the Company’s business provided by the Company to the Person making the Alternative Proposal and any written modifications to the initial Alternative Proposal provided by such Person to the Company.  If the Board of Directors of the Company shall determine, after consulting with its legal counsel and receiving the written opinion of its financial advisor, that the Alternative Proposal is a Superior Proposal, the Company may terminate this Agreement as provided in Section 6.1(d).

For purposes of this Agreement, “Alternative Proposal” means any written offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any of its Subsidiaries or the acquisition of a majority of the equity in, or all or substantially all of the assets of, the Company, other than the Transaction.  For purposes of this Agreement, “Superior Proposal” means any bona fide Alternative Proposal on terms that the Board of Directors of the Company determines in its good faith judgment (based on the advice of the Company’s financial advisor and legal counsel, taking into account all the terms and conditions of the Alternative Proposal, including any break up fees, expense reimbursement provisions and conditions to consummation) are more favorable to the Company’s shareholders than this Agreement and the Transaction taken as a whole.

4.8           Deliveries to be Made at the Closing.

(a)           Company Deliverables.  At the Closing, the Company shall deliver to DHW the following Company Deliverables:

(i)            a certificate of the Company to the effect that each of the conditions specified in Sections 5.3 are satisfied in all respects;

(ii)           certificates (or copies thereof) evidencing the Shares, in such denominations as DHW informs the Company at least forty-eight (48) hours prior to the Closing, registered in the name of DHW or its nominee;

(iii)          certificates of good standing or their equivalent for the Company and each of its Subsidiaries, issued by the Secretary of State or similar official of the state of incorporation;

(iv)          a certificate of the Secretary of the Company that the Company has received a waiver from NASDAQ of the shareholder approval requirement;

(v)           evidence that Steven J. Wagenheim, James G. Gilbertson and Darius H. Gilanfar have entered into the amendments to their employment agreements in the form of Exhibits E, F and G, respectively;

(vi)          the written consents and approvals set forth in Schedule 3.1(e);

(vii)         a waiver and consent from Harmony Equity Income Fund and Harmony Equity Income Fund II with respect to certain covenants, restrictions and provisions set forth in the Company’s Bridge Loan Agreement dated March 30, 2009;

(viii)        a certificate of the Chairman and Secretary of the Company certifying that:  (a) two of the Company’s incumbent directors have resigned from the Company’s Board of Directors effective upon the Closing of the Transaction; that the Company’s Board of Directors has been increased to seven persons; (b) that the Board of Directors has resolved to fill the vacancies resulting from such resignations and additional director positions with the DHW Nominees, as defined in Section 4.11, contingent upon Closing the Transaction; and (c) that the Company’s Board of Directors, or a committee thereof, have approved this Agreement and the execution and delivery thereof;

(ix)           Registration Rights Agreement in the form of Exhibit C hereto;

(x)            a certificate of the Chairman and Secretary of the Company to the effect that the Audit Committee of the Company’s Board of Directors has approved the Transaction pursuant to Minnesota Business Corporation Act and NASDAQ Marketplace Rules (if applicable); and

(xi)           An amendment to each Restaurant Lease reflecting the 2009 and 2010 rent concessions and the reduced Initial Term of each location; and

(xii)          Amendment to Master Agreement in the form attached hereto as Exhibit A.

(b)           DHW Deliverables.  At the Closing, DHW shall deliver to the Company the following:

(i)            a certificate of the Company to the effect that each of the conditions specified in Section 5.2 is satisfied in all respects;

(ii)           Termination of Equipment Lease and Bill of Sale in the form attached hereto as Exhibit B; and other instruments of conveyance to the Company, free and clear of all Liens, good title, ownership to, and possession of, all tangible and intangible property that is subject to Equipment Lease;

(iii)          Registration Rights Agreement in the form attached hereto as Exhibit C;

(iv)          Amendment to Master Agreement in the form attached hereto as Exhibit A;

(v)           An amendment to each Restaurant Lease reflecting the 2009 and 2010 rent concessions and the reduced Initial Term of each location; and

(vi)          Master Amendment to Leases in the form attached hereto as Exhibit J relating to the deferred and reduced rent payments under the Restaurant Leases and the waiver of any defaults under the Restaurant Leases.

4.9           Securities Laws Matters.

(a)           Resale of Shares.  Subject to the terms of this Agreement, the Shares may be disposed of in compliance with state and federal securities laws.  In connection with any transfer of the Shares other than pursuant to an effective registration statement, the Company may require the transferor thereof, at its expense, to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Shares under the Securities Act.

(b)           Furnishing of Information.  As long as DHW owns at least ten percent of the Company’s outstanding Common Stock, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.  As long as DHW owns Shares, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to DHW and make publicly available in accordance with Rule 144(c) such information as is required for DHW to sell the Shares under Rule 144.  The Company further covenants that it will take such further action as any holder of Shares may reasonably request, all to the extent required from time to time to enable such Person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

4.10         Participation Rights.  If at any time prior to the two-year anniversary of the Closing Date, the Company proposes to issue any Common Stock or securities convertible into or exercisable for Common Stock in a private placement transaction (collectively, “New Issue Shares”), DHW shall have a right to purchase, at the time or times of the issuance of any New Issue Shares, up to that number of New Issue Shares which, when added to the number of Shares then held by DHW, on a post-issuance basis, shall constitute the same percentage of the Company’s outstanding shares of voting stock as the percentage held by DHW prior to the issuance of New Issue Shares  (“DHW’s Proportionate Share”).

(a)           The Company shall, on a confidential basis, give a written notice to DHW (the “Notice”) stating (i) its intention to issue the New Issue Shares, (ii) the number and description of the New Issue Shares proposed to be issued and (iii) the purchase price (calculated as of the proposed issuance date) and (iv) the other terms and conditions upon which the Company is offering the New Issue Shares.

(b)           For a period of ten (10) Business Days after receipt of the of the Notice, DHW shall have the option, exercisable by written notice to the Company, to purchase all or any part of

DHW’s Proportionate Share of the New Issue Shares, in accordance with the terms and conditions of the Notice, and subject to the closing of the sale of the New Issue Shares.  If two or more types of New Issue Shares are to be issued or New Issue Shares are to be issued together with other types of securities, including, without limitation, debt, in a single transaction or related Transactions, the rights to purchase New Issue Shares granted to DHW under this Section must be exercised to purchase all types of New Issue Shares and such other securities in the same proportion as such New Issue Shares and other securities are to be issued by the Company.

(c)           The participation rights contained in this Section shall not apply to the issuance and sale by the Company of (i) New Issue Shares to employees, officers, or directors of the Company, as compensation for their services to the Company or any of its direct or indirect Subsidiaries pursuant to arrangements approved by the Board of Directors of the Company and consistent with past practice, (ii) New Issue Shares pursuant to the Transaction Documents, (iii) New Issue Shares issued as consideration for the acquisition of another company or business in which the shareholders of the Company do not have an ownership interest, which acquisition has been approved by the Board of Directors of the Company, or (iv) or the issuance of New Issue Shares pursuant to the exercise of conversion or purchase rights pursuant to issued and outstanding convertible securities, options or warrants.

4.11         Board Composition; Board Observers.  DHW has designated to the Company’s Corporate Governance and Nominating Committee (the “Committee”) four persons (the “DHW Nominees”) to serve on the Company’s Board of Directors, commencing upon the Closing Date.  No more than one of the DHW Nominees will be affiliated with DHW or its Affiliates and at least two of the DHW Nominees will be “independent directors” under NASDAQ Listing Rules.  As a condition to the Closing, two of the Company’s five incumbent directors shall resign from the Company’s Board of Directors, to be effective upon the Closing.  DHW agrees that it may exercise its nomination right only once, except that if any of the DHW Nominees resign from the Company’s Board of Directors before the Company’s 2010 annual meeting of shareholders, the Company agrees that DHW may designate a successor director for nomination by the Committee and appointment to the Company’s Board of Directors, and the Company will use reasonable commercial efforts to cause the Committee to recommend such successor to fill such vacancy and to cause its Board of Directors to elect such successor, all subject to the exercise of their fiduciary duties to the Company.

It shall be a condition to the obligations of DHW under this Agreement that the Committee shall approve the nomination of the DHW Nominees and the Board of Directors shall increase the number of directors of the Company from five to seven persons; two of the Company’s five incumbent directors shall have resigned; and subject to the Closing, the Board of Directors shall have elected the DHW Nominees to fill the vacancies on the Board of Directors.

The Company further agrees that for as long as DHW owns at least 25% of the Shares, it may designate up to two representatives of DHW who shall be invited to attend regularly scheduled Board meetings as observers.  Such observers may be excluded from all or any portion of a meeting where their presence could reasonably result in (i) the disclosure of trade secrets or other Confidential Information to a competitor; or (ii) the loss of the attorney-client privilege.  All such observers shall enter into a confidentiality agreement with the Company prior to exercising their observation rights.  Subject to the immediately preceding sentence, such observers shall be entitled to receive all materials provided to Board members and shall be invited to attend all Board training and education sessions.

4.12         Employment Agreement Amendments.  The Company will offer to Stephen J. Wagenheim, James G. Gilbertson and Darius Gilanfar one-year employment agreements in the form of amendments to their employment agreements attached hereto as Exhibits C, D and E, respectively, (the “Employment Agreement Amendments”) and enter into such agreements effective on the Closing Date.

ARTICLE V.

CONDITIONS PRECEDENT TO CLOSING

5.1           Conditions to Obligations of Each Party Under this Agreement.  The respective obligations of each party to this Agreement to effect the Transaction shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Applicable Law.

(a)           Approval by NASDAQ.  NASDAQ shall have approved a financial viability exception under NASDAQ Listing Rule 5635(f) for the Transaction, which approval shall not have been revoked, and waived the requirement for shareholder approval of the Transaction.

(b)           Proceedings.  There shall not be any (i) Proceedings which have been commenced against any of the parties hereto by any Person involving or affecting in any way the consummation of the Transaction, or (ii) Applicable Laws, orders or injunctions restraining or enjoining the consummation of the Transaction.

(c)           Consents.  The Company and DHW shall have received evidence, in form and substance reasonably satisfactory to DHW and the Company, that all Consents, waivers, releases, authorizations, approvals, licenses, certificates, Permits and franchises of all Persons (including each and every applicable Governmental Authority) set forth in Schedule 3.1(e) have been obtained.  All consents of a Governmental Authority shall be by Final Order; provided, however, that if the parties hereto waive the condition of any Governmental Authority consent by Final Order, the parties shall consider the Governmental Authority consent without Final Order sufficient to proceed to Closing according to the other terms of this Agreement.

5.2           Conditions Precedent to the Obligations of DHW.  The obligations of DHW under this Agreement subject to the satisfaction or waiver by DHW, at or before the Closing, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date;

(b)           Performance.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing;

(c)           No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or

Governmental Authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d)           Adverse Changes.  Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in a Material Adverse Effect;

(e)           No Suspensions of Trading in Common Stock; Listing.  Trading in the Common Stock shall not have been suspended by the Commission or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on a trading market;

(f)            Company Deliverables.  The Company shall have delivered the Company Deliverables in accordance with Section 4.8(a);

(g)           Officer’s Closing Certificate.  The Company shall have delivered to DHW an officer’s certificate to the effect that each of the conditions specified in Sections 5.1(a) - 5.1(d) is satisfied in all respects; and

(h)           Third Party Consents and Agreements.  DHW shall have obtained the third party consents and agreements set forth in Exhibit I.

5.3           Conditions Precedent to the Obligations of the Company.  The obligation of the Company under this Agreement to sell Shares is subject to the satisfaction or waiver by the Company at or before the Closing, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of DHW contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date;

(b)           Performance.  DHW shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by DHW at or prior to the Closing;

(c)           No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d)           Fairness Opinion.  Prior to the execution and delivery of this Agreement, the Company has received a written opinion of KeyBanc Capital Markets to the effect that as of the date of its opinion and based upon and subject to the matters set forth therein, the consideration to be received by the Company pursuant to this Agreement is fair from a financial point of view to the Company, and such opinion has not been withdrawn or revoked or otherwise modified in any material respect. The Company will provide to DHW a copy of the opinion promptly after the date of this Agreement solely for information purposes.

(e)           Cancellation of Indebtedness.  DHW shall have executed and delivered to the Company the Termination of Equipment Lease and Assignment and Bill of Sale and such additional agreements or other documentation as the Company may reasonably require to cause the cancellation of the Indebtedness in accordance with Section 2.3; and

(f)            DHW Deliverables.  DHW shall have delivered the DHW Deliverables in accordance with Section 4.8(b).

ARTICLE VI.

TERMINATION

6.1           Termination of Agreement.  The parties may terminate this Agreement as provided below:

(a)           DHW and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)           DHW or the Company may terminate this Agreement without liability by giving written notice to the other party prior to the Closing if (i) the consummation of the Transaction is permanently prohibited by any Applicable Law, injunction or order; provided that the party seeking to terminate this Agreement shall not have proximately contributed to the issuance of such injunction or order by breach of the terms of this Agreement or by a violation of Applicable Law, or (ii) the Closing shall not have occurred on or before November 30, 2009; provided, however, no such right of the terminating party shall exist in the event that the parties’ failure to consummate the Closing by November 30, 2009 results primarily from a breach of any representation, warranty or covenant contained in this Agreement by the terminating party;

(c)           DHW may terminate this Agreement by giving written notice to the Company at any time prior to the Closing in the event (i) the Company has breached any representation, warranty, or covenant contained in this Agreement in any material respect, DHW has notified the Company of the breach, and the breach has continued without cure (such cure to be to the reasonable satisfaction of DHW) for a period of thirty (30) days after the notice of breach and results in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, or (ii) the Board of Directors of the Company shall have received an Alternative Proposal, and such Board of Directors:  (i) has determined that such Alternative Proposal is a Superior Proposal in accordance and in compliance with Section 4.7 of this Agreement; or (ii) has recommended to the Company’s Shareholders any Superior Proposal; and

(d)           The Company may terminate this Agreement by giving written notice to DHW at any time prior to the Closing in the event (i) DHW has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified DHW of the breach, and the breach has continued without cure (such cure to be to the reasonable satisfaction of the Company) for a period of thirty (30) days after the notice of breach, or (ii) the Board of Directors of the Company shall have received an Alternative Proposal which such Board of Directors has determined is a Superior Proposal in accordance and in compliance with Section 4.7 of this Agreement; provided, however, that, in the case of (ii) above, the Company shall have paid the Termination Fee and Termination Expense payments to DHW required by Section 6.2(b) in order for this Agreement to be fully and finally terminated.

The party desiring to terminate this Agreement pursuant to this Article 6 shall give written notice of such termination to the other party in accordance with Section 7.3 below, specifying the provision of this Article VI pursuant to which such termination is effected.

6.2           Effect of Termination.

(a)            General.  Except as set forth in Section 6.2(b) below, if any party terminates this Agreement pursuant to Section 6.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in willful breach); provided, however, that the provisions for confidentiality provided in Section 4.3(a) hereof shall survive termination.

(b)            Termination Payment.  If (i) the Company shall terminate this Agreement pursuant to Section 6.1(d)(ii) of this Agreement, or (ii) DHW shall terminate this Agreement pursuant to Section 6.1(c)(ii) of this Agreement, and in either such case DHW at such time is not in material breach of its representations, warranties or covenants under this Agreement, the Company shall remit to DHW (A) an amount equal to Fifty Thousand Dollars ($50,000.00) (the “Termination Fee”) by wire transfer of immediately available funds not later than five (5) Business Days after is given or received by the Company, and (B) an amount equal to the reasonable documented out-of-pocket costs and expenses of DHW in connection with the Transactions in an amount not to exceed One Hundred Fifty Thousand Dollars ($150,000.00) (the “Termination Expenses”) by wire transfer of immediately available funds not later than the later of (x) five (5) Business Days after termination of this Agreement, or (y) five (5) Business Days after receipt from DHW of such documented Termination Expenses.  Acceptance by DHW of the payment of the Termination Fee and the Termination Expenses shall constitute conclusive evidence that this Agreement has been validly terminated and, upon such acceptance, the Company shall be deemed fully released and discharged from any further liability under this Agreement.

ARTICLE VII.
MISCELLANEOUS

7.1           Fees and Expenses.  Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents.

7.2           Entire Agreement.  The Transaction Documents, together with the Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

7.3           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 6:00 p.m. (Minneapolis time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:00 p.m. (Minneapolis time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by a U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:

If to the Company:	Granite City Food & Brewery Ltd.
5402 Parkdale Drive, Suite 101
Minneapolis, MN 55416
Facsimile: (952) 215-0671
Attention: Chief Financial Officer

With a copy to:	Briggs and Morgan, P.A.
2200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Facsimile: (612) 977-8650
Attention: Avron L. Gordon, Esq.

If to DHW:	Dunham Capital Management, L.L.C.
The Dunham Company
230 South Phillips Avenue, Suite 202
Sioux Falls, SD 57104-6321
Facsimile: (605) 330-9444
Attention: Donald A. Dunham, Jr. and Nancy Hughes

With a copy to:	Leonard Street and Deinard
150 South Fifth Street, Suite 2300
Minneapolis, MN 55402
Facsimile: (612) 335-1657
Attention: Mark S. Weitz, Esq.

Hagen, Wilka & Archer, LLP
600 South Main Avenue, Suite 102
P.O. Box 964
Sioux Falls, SD 57104
Facsimile: (605) 334-4814
Attention: John F. Archer, Esq.

7.4           Amendments; Waivers; No Additional Consideration.  No provision of this Agreement or any other Transaction Document may be waived or amended, and no consent may be given, except in a written instrument signed by the Company and DHW.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.  The Company may rely upon the consent of DHW to any waiver, consent or amendment to any Transaction Document, even if DHW transfers any of the Shares to third parties; provided that if more than 50% of the Shares shall be transferred by DHW to third parties, the Company may also rely upon the waiver, consent or amendment approved by the holder of a majority of the Shares.

7.5           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

7.6           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

7.7           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Minnesota, without regard to the principles of conflicts of law thereof.  Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the Transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the state or federal courts of Minnesota.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts of Minnesota for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such Minnesota court, or that such Proceeding has been commenced in an improper or inconvenient forum.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  If either party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

7.8           Dispute Resolution.  In the event a dispute arises under this Agreement, such disputes shall be resolved in the manner set forth in this Section 7.8.

(a)            If a dispute arises under this Agreement, including any question regarding the existence, validity, interpretation or termination hereof, DHW or the Company may invoke the dispute resolution procedure set forth below by giving written notice to the other party.  The parties shall enter into discussions concerning this dispute.

(b)            If the dispute is not resolved as a result of such discussion within ten (10) days after such written notice, the matter shall be submitted for, subject to and decided by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect as of the date of this Agreement (“AAA Rules”), except to the extent those rules are inconsistent with this Section 7.8.  Any arbitration must be held in

Minneapolis, Minnesota by a single arbitrator mutually selected by the parties hereto or, if the parties hereto cannot agree on the appointment of such arbitrator within fifteen (15) days following the date notice of the dispute is given by a party to the adverse party, an arbitrator selected according to the AAA Rules.  The arbitrator or the arbitrator’s designee shall have full access to such records and physical facilities of the parties hereto as may be required by such arbitrator.  The arbitrator’s award shall be final, conclusive and binding upon all parties to this Agreement, and judgment may be entered upon it in accordance with the Federal Arbitration Act in any court of general jurisdiction or in any United States District Court; provided, however, that the arbitrator shall have no authority to award consequential or punitive damages, but only those damages that are natural, probable and reasonably foreseeable from a breach by a party.  The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings (unless otherwise agreed to by the parties), with such record constituting the official transcript of such Proceedings.  DHW and the Company specifically desire this arbitration clause to be governed by the United States Federal Arbitration Act, and not by the arbitration laws of any state.

(c)            The parties hereto agree and consent that any legal action, suit or Proceeding seeking to enforce this Section 7.8 or to confirm or contest any arbitration award shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Minneapolis, Minnesota, or in the United States District Court for the District of Minnesota, and the parties hereto agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such Proceeding in such courts, and irrevocably consent and agree to the jurisdiction of said courts in any such Proceeding.  Each of the parties hereto further agrees to accept and acknowledge service of any and all process which may be served in any such Proceeding in said courts, and also agrees that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any Proceeding or arbitration demand, if given or made:  (i) according to Applicable Law, (ii) according to the AAA Rules, (iii) by a Person over the age of eighteen who personally serves such notice or service of process on the applicable party(ies) hereto, or (iv) by certified mail, return receipt requested, mailed to the applicable party(ies) hereto, at their respective addresses set forth in this Agreement.

(d)            In the event of arbitration filed or instituted between or among the parties pursuant to this Section 7.8, the prevailing party will be entitled to receive from the adverse party all costs, damages and expenses, including reasonable attorney’s fees, incurred by the prevailing party in connection with that action or Proceeding, whether or not the controversy is reduced to judgment or award.  The prevailing party will be that party who is determined by the arbitrator to have prevailed on the major disputed issues; provided, however, that if there shall be no prevailing party in such arbitration, then such costs and expenses shall be apportioned among the parties by such arbitrator in accordance with the arbitrator’s determination of the merits of their respective positions.

7.9           Survival.  The representations, warranties, agreements and covenants contained in this Agreement shall survive the Closing and the delivery of the Shares for a period of six (6) months; except that (a) the agreements and covenants in the following Sections shall survive for a period of twenty-four (24) months:  4.9, 4.10, 7.7, and 7.8; (b) the agreements and covenants in Sections 2.5 and 7.14 shall survive for twelve (12) months; and (c) the agreements and covenants in Section 4.11 shall only be effective during the period prior to the Company’s next Annual

Meeting of Shareholders, and Section 4.11 shall not apply to the Company, its Board of Directors, or any shareholder with respect to the making of nominations or preparing proxy statements in advance of such next Meeting.  The representations, warranties, agreements and covenants contained in any other Transaction Document shall survive in accordance with their terms.  The termination of any of the foregoing survival periods shall not prevent a party from enforcing any legal right or remedy for a breach of a representation, warranty, agreement or covenant, provided that written notice of a breach thereof was given to the other party in the manner prescribed by Section 7.3, prior to such termination.

7.10         Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

7.11         Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

7.12         Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The words “including,” “include” or “includes” shall mean including without limitation.  The parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

7.13         Incorporation of Recitals, Exhibits and Schedules.  The Recitals, Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

7.14         Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement or any other document contemplated by this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and, therefore, the parties shall be entitled to seek specific performance of the terms hereof and thereof, in addition to any other remedy at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Debt Conversion Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GRANITE CITY FOOD & BREWERY LTD.

By:	/s/ Steven J. Wagenheim
Name: Steven J. Wagenheim
Title: President of Granite City Food & Brewery, Ltd.

DHW LEASING, L.L.C.

By:	/s/ Donald A. Dunham, Jr.
Name: Donald A. Dunham, Jr.
Title: DHW Leasing, L.L.C. Managing Member

EXHIBITS

Exhibits

A	Form of Amendment No. 1 to Master Agreement

B	Form of Termination of Equipment Lease and Bill of Sale

C	Form of Registration Rights Agreement

D	Restaurant Leases

E	Form of Amendment to Employment Agreement of Steven J. Wagenheim

F	Form of Amendment to Employment Agreement of James G. Gilbertson

G	Form of Amendment to Employment Agreement of Darius Gilanfar

H	Form of Waiver of Default and Certain Covenants from Harmony Equity Income Fund L.L.C. and Harmony Equity Income Fund L.L.C. II dated , 2009.

I	DHW Third-Party Consents and Agreements

J	Form of Master Amendment to Leases

Exhibit A

MASTER AGREEMENT

AMENDMENT NO. 1

AMENDMENT NO. 1 TO MASTER AGREEMENT entered into this        day of                                 , 2009, by and between DUNHAM CAPITAL MANAGEMENT, L.L.C., DHW LEASING, L.L.C., and DUNHAM EQUITY MANAGEMENT, L.L.C., all South Dakota limited liability companies with a business address of 230 South Phillips Avenue, Suite 202, Sioux Falls, South Dakota 57104 (individually referred to as “DCM,” “DHW,” and “DEM,” and collectively referred to as the “Dunham Entities” or “Dunham”); and GRANITE CITY FOOD & BREWERY LTD, a Minnesota corporation (“Corporation” or “Granite City”).

W I T N E S S E T H:

WHEREAS, the Dunham Entities and the Corporation entered into a Master Agreement on February 7, 2009 (the “Master Agreement”);

WHEREAS, the parties hereto have concurrently entered into a Debt Conversion Agreement and have agreed in connection therewith to amend this Master Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Aggregate Rent Reductions.  Section 1 is hereby amended and restated as follows:

“The Dunham Entities hereby (i) agree to provide aggregate rent reductions to the Corporation in calendar year 2009 in the amounts specified on the attached Exhibit A, (ii) agree to provide the rent reductions in the calendar year 2010 in the amounts specified on the attached Exhibit A, and (iii) agree to use reasonable commercial efforts to obtain additional rent reductions to achieve a total of $1,700,000 in rent reductions for the calendar year 2010, including the rent reductions referred to in (ii).”

2.             Effect of Amendment.  All remaining terms of the Master Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Master Agreement effective the date first above written.

DHW LEASING, L.L.C.

By:
Its:

DUNHAM CAPITAL MANAGEMENT, L.L.C.

By:
Its:

DUNHAM EQUITY MANAGEMENT, L.L.C.

By:
Its:

GRANITE CITY FOOD & BREWERY LTD.

By:
Its:

EXHIBIT A

See Attached.

Granite City Food & Brewery

Building/Land Leases

			2009	2009	2010	2010
	2008	2008	Average	Average	Average	Average
	Monthly	Yearly	Monthly	Yearly	Monthly	Yearly
	Payments	Payments	Payments (1)	Payments (1)	Payments (1)	Payments (1)

Non-Dunham Leases
Sioux Falls	$25,431.38	$305,176.56	$21,500.00	$258,000.00	$21,500.00	$258,000.00
St. Louis Park	$12,385.42	$148,625.04	$9,885.35	$118,624.24	$12,385.42	$148,625.04
W. Wichita	$26,250.00	$315,000.00	$17,250.00	$207,000.00	$27,500.00	$330,000.00
St. Cloud	$21,310.97	$255,731.64	$19,830.71	$237,968.46	$22,421.63	$269,059.56
Cedar Rapids	$26,250.00	$315,000.00	$26,250.00	$315,000.00	$26,250.00	$315,000.00
E. Peoria	$39,025.00	$468,300.00	$32,229.51	$386,754.13	$34,814.24	$417,770.86
Fargo	$6,000.00	$72,000.00	$6,000.00	$72,000.00	$6,000.00	$72,000.00
Orland Park	$45,062.50	$540,750.00	$29,192.71	$350,312.52	$25,000.00	$300,000.00
Maple Grove	$30,625.00	$367,500.00	$27,708.33	$332,500.00	$25,625.00	$307,500.00
Legends	$33,687.50	$404,250.00	$26,786.42	$321,437.04	$24,985.32	$299,823.84
Total	$266,027.77	$3,192,333.24	$216,633.03	$2,599,596.39	$226,481.61	$2,717,779.30
Savings from 2008				$592,736.85		$474,553.94

Dunham Leases
Des Moines	24,500.00	$294,000.00	$9,483.33	$113,800.00	$8,500.00	$102,000.00
Davenport	28,437.50	$341,250.00	$16,437.50	$197,250.00	$16,437.50	$197,250.00
Lincoln	26,732.55	$320,790.60	$20,715.88	$248,590.56	$19,650.00	$235,800.00
Wichita	28,000.00	$336,000.00	$16,229.17	$194,750.00	$15,500.00	$186,000.00
Eagan	33,031.25	$396,375.00	$26,750.00	$321,000.00	$26,750.00	$321,000.00
Zona Rosa	37,187.50	$446,250.00	$19,816.67	$237,800.00	$19,000.00	$228,000.00
Olathe	34,562.50	$414,750.00	$24,229.17	$290,750.00	$24,000.00	$288,000.00
Omaha	26,291.67	$315,500.04	$19,854.17	$238,250.04	$19,666.67	$236,000.04
Rosedale	33,625.00	$403,500.00	$33,625.00	$403,500.00	$33,625.00	$403,500.00
Madison	34,055.59	$408,667.08	$34,055.59	$408,667.08	$34,055.59	$408,667.08
Rockford	36,750.00	$441,000.00	$36,750.00	$441,000.00	$36,750.00	$441,000.00
Rogers	33,750.00	$405,000.00	$34,013.27	$408,159.25	$31,500.00	$378,000.00
Creve Coeur	26,252.00	$315,024.00	$25,938.00	$311,256.00	$26,252.67	$315,032.04
Fort Wayne	32,208.33	$386,499.96	$32,208.33	$386,499.96	$32,208.33	$386,499.96
Toledo	32,083.33	$384,999.96	$32,083.33	$384,999.96	$32,083.33	$384,999.96
South Bend	34,381.85	$412,582.20	$34,568.55	$414,822.64	$34,441.85	$413,302.20
Indianapolis	37,901.88	$454,822.56	$37,901.88	$454,822.56	$37,901.92	$454,823.04
	$539,750.95	$6,477,011.40	$454,659.84	$5,455,918.05	$448,322.86	$5,379,874.32
Savings from 2008				$1,021,093.35		$1,097,137.08

All Leases
	$805,778.72	$9,669,344.64	$671,292.87	$8,055,514.44	$674,804.47	$8,097,653.62
Savings from 2008				$1,613,830.20		$1,571,691.02

(1.) Payments are averaged as concession beginning and ending dates vary by store in 2009 and 2010

														2009
	2009 - Actual and Projected Monthly Rents												2009	Average
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total	Monthly
Non-Dunham Leases
Sioux Falls	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$258,000.00	$21,500.00
St. Louis Park	$9,885.32	$9,885.32	$9,885.32	$9,885.32	$9,885.32	$9,885.32	$9,885.32	$9,885.32	$9,885.42	$9,885.42	$9,885.42	$9,885.42	$118,624.24	$9,885.35
W. Wichita	$18,375.00	$18,375.00	$18,375.00	$18,375.00	$18,375.00	$18,375.00	$18,375.00	$18,375.00	$15,000.00	$15,000.00	$15,000.00	$15,000.00	$207,000.00	$17,250.00
St. Cloud	$17,610.00	$17,610.00	$17,610.00	$17,610.00	$17,610.00	$17,610.00	$21,310.97	$21,310.97	$22,421.63	$22,421.63	$22,421.63	$22,421.63	$237,968.46	$19,830.71
Cedar Rapids	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$315,000.00	$26,250.00
E. Peoria	$39,025.00	$32,520.83	$32,520.83	$32,520.83	$32,520.83	$32,520.83	$32,520.83	$32,520.83	$30,020.83	$30,020.83	$30,020.83	$30,020.83	$386,754.13	$32,229.51
Fargo	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$72,000.00	$6,000.00
Orland Park	$45,062.50	$30,041.67	$30,041.67	$30,041.67	$30,041.67	$30,041.67	$30,041.67	$25,000.00	$25,000.00	$25,000.00	$25,000.00	$25,000.00	$350,312.52	$29,192.71
Maple Grove	$30,625.00	$30,625.00	$30,625.00	$30,625.00	$30,625.00	$25,625.00	$25,625.00	$25,625.00	$25,625.00	$25,625.00	$25,625.00	$25,625.00	$332,500.00	$27,708.33
Legends	$28,072.92	$28,072.92	$28,072.92	$28,072.92	$28,072.92	$28,072.92	$28,072.92	$24,985.32	$24,985.32	$24,985.32	$24,985.32	$24,985.32	$321,437.04	$26,786.42
Total	$242,405.74	$220,880.74	$220,880.74	$220,880.74	$220,880.74	$215,880.74	$219,581.71	$211,452.44	$206,688.20	$206,688.20	$206,688.20	$206,688.20	$2,599,596.39	$216,633.03
Savings from 2008													$592,736.85

														2009
	2009 - Actual and Projected Monthly Rents												2009	Average
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total	Monthly
Dunham Leases
Des Moines	$14,400.00	$14,400.00	$8,500.00	$8,500.00	$8,500.00	$8,500.00	$8,500.00	$8,500.00	$8,500.00	$8,500.00	$8,500.00	$8,500.00	$113,800.00	$9,483.33
Davenport	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$197,250.00	$16,437.50
Lincoln	$20,715.88	$20,715.88	$20,715.88	$20,715.88	$20,715.88	$20,715.88	$20,715.88	$20,715.88	$20,715.88	$20,715.88	$20,715.88	$20,715.88	$248,590.56	$20,715.88
Wichita	$22,750.00	$16,250.00	$16,250.00	$15,500.00	$15,500.00	$15,500.00	$15,500.00	$15,500.00	$15,500.00	$15,500.00	$15,500.00	$15,500.00	$194,750.00	$16,229.17
Eagan	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$321,000.00	$26,750.00
Zona Rosa	$28,800.00	$19,000.00	$19,000.00	$19,000.00	$19,000.00	$19,000.00	$19,000.00	$19,000.00	$19,000.00	$19,000.00	$19,000.00	$19,000.00	$237,800.00	$19,816.67
Olathe	$26,750.00	$24,000.00	$24,000.00	$24,000.00	$24,000.00	$24,000.00	$24,000.00	$24,000.00	$24,000.00	$24,000.00	$24,000.00	$24,000.00	$290,750.00	$24,229.17
Omaha	$21,916.67	$19,666.67	$19,666.67	$19,666.67	$19,666.67	$19,666.67	$19,666.67	$19,666.67	$19,666.67	$19,666.67	$19,666.67	$19,666.67	$238,250.04	$19,854.17
Rosedale	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$403,500.00	$33,625.00
Madison	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$408,667.08	$34,055.59
Rockford	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$441,000.00	$36,750.00
Rogers	$34,381.85	$34,381.85	$34,381.85	$34,381.85	$34,381.85	$33,750.00	$33,750.00	$33,750.00	$33,750.00	$33,750.00	$33,750.00	$33,750.00	$408,159.25	$34,013.27
Creve Coeur	$33,750.00	$33,750.00	$33,750.00	$33,750.00	$33,750.00	$20,358.00	$20,358.00	$20,358.00	$20,358.00	$20,358.00	$20,358.00	$20,358.00	$311,256.00	$25,938.00
Fort Wayne	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$386,499.96	$32,208.33
Toledo	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$384,999.96	$32,083.33
South Bend	$34,381.85	$34,381.85	$34,381.85	$34,381.85	$34,381.85	$34,701.91	$34,701.91	$34,701.91	$34,701.91	$34,701.91	$34,701.91	$34,701.91	$414,822.64	$34,568.55
Indianapolis	$37,901.88	$37,901.88	$37,901.88	$37,901.88	$37,901.88	$37,901.88	$37,901.88	$37,901.88	$37,901.88	$37,901.88	$37,901.88	$37,901.88	$454,822.56	$37,901.88
	$487,657.88	$466,357.88	$460,457.88	$459,707.88	$459,707.88	$446,004.09	$446,004.09	$446,004.09	$446,004.09	$446,004.09	$446,004.09	$446,004.09	$5,455,918.05	$454,659.84
Savings from 2008													$1,021,093.35

All Leases
	$730,063.62	$687,238.62	$681,338.62	$680,588.62	$680,588.62	$661,884.83	$665,585.80	$657,456.53	$652,692.29	$652,692.29	$652,692.29	$652,692.29	$8,055,514.44	$671,292.87
Savings from 2008													$1,613,830.20

														2010
	2010 - Actual and Projected Monthly Rents												2010	Average
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total	Monthly
Non-Dunham Leases
Sioux Falls	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$21,500.00	$258,000.00	$21,500.00
St. Louis Park	$12,385.42	$12,385.42	$12,385.42	$12,385.42	$12,385.42	$12,385.42	$12,385.42	$12,385.42	$12,385.42	$12,385.42	$12,385.42	$12,385.42	$148,625.04	$12,385.42
W. Wichita	$15,000.00	$15,000.00	$15,000.00	$15,000.00	$15,000.00	$15,000.00	$15,000.00	$15,000.00	$22,312.50	$22,312.50	$22,312.50	$22,312.50	$209,250.00	$17,437.50
St. Cloud	$22,421.63	$22,421.63	$22,421.63	$22,421.63	$22,421.63	$22,421.63	$22,421.63	$22,421.63	$22,421.63	$22,421.63	$22,421.63	$22,421.63	$269,059.56	$22,421.63
Cedar Rapids	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$26,250.00	$315,000.00	$26,250.00
E. Peoria	$30,020.83	$30,020.83	$35,772.92	$35,772.92	$35,772.92	$35,772.92	$35,772.92	$35,772.92	$35,772.92	$35,772.92	$35,772.92	$35,772.92	$417,770.86	$34,814.24
Fargo	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$6,000.00	$72,000.00	$6,000.00
Orland Park	$25,000.00	$25,000.00	$25,000.00	$25,000.00	$25,000.00	$25,000.00	$25,000.00	$25,000.00	$25,000.00	$25,000.00	$25,000.00	$25,000.00	$300,000.00	$25,000.00
Maple Grove	$25,625.00	$25,625.00	$25,625.00	$25,625.00	$25,625.00	$25,625.00	$25,625.00	$25,625.00	$25,625.00	$25,625.00	$25,625.00	$25,625.00	$307,500.00	$25,625.00
Legends	$24,985.32	$24,985.32	$24,985.32	$24,985.32	$24,985.32	$24,985.32	$24,985.32	$24,985.32	$24,985.32	$24,985.32	$24,985.32	$24,985.32	$299,823.84	$24,985.32
Total	$209,188.20	$209,188.20	$214,940.29	$214,940.29	$214,940.29	$214,940.29	$214,940.29	$214,940.29	$229,940.29	$244,940.29	$259,940.29	$274,940.29	$2,717,779.30	$226,481.61
Savings from 2008													$474,553.94

														2010
	2010 - Actual and Projected Monthly Rents												2010	Average
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Total	Monthly
Dunham Leases
Des Moines	$8,500.00	$8,500.00	$8,500.00	$8,500.00	$8,500.00	$8,500.00	$8,500.00	$8,500.00	$8,500.00	$8,500.00	$8,500.00	$8,500.00	$102,000.00	$8,500.00
Davenport	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$16,437.50	$197,250.00	$16,437.50
Lincoln	$19,650.00	$19,650.00	$19,650.00	$19,650.00	$19,650.00	$19,650.00	$19,650.00	$19,650.00	$19,650.00	$19,650.00	$19,650.00	$19,650.00	$235,800.00	$19,650.00
Wichita	$15,500.00	$15,500.00	$15,500.00	$15,500.00	$15,500.00	$15,500.00	$15,500.00	$15,500.00	$15,500.00	$15,500.00	$15,500.00	$15,500.00	$186,000.00	$15,500.00
Eagan	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$26,750.00	$321,000.00	$26,750.00
Zona Rosa	$19,000.00	$19,000.00	$19,000.00	$19,000.00	$19,000.00	$19,000.00	$19,000.00	$19,000.00	$19,000.00	$19,000.00	$19,000.00	$19,000.00	$228,000.00	$19,000.00
Olathe	$24,000.00	$24,000.00	$24,000.00	$24,000.00	$24,000.00	$24,000.00	$24,000.00	$24,000.00	$24,000.00	$24,000.00	$24,000.00	$24,000.00	$288,000.00	$24,000.00
Omaha	$19,666.67	$19,666.67	$19,666.67	$19,666.67	$19,666.67	$19,666.67	$19,666.67	$19,666.67	$19,666.67	$19,666.67	$19,666.67	$19,666.67	$236,000.04	$19,666.67
Rosedale	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$33,625.00	$403,500.00	$33,625.00
Madison	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$34,055.59	$408,667.08	$34,055.59
Rockford	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$36,750.00	$441,000.00	$36,750.00
Rogers	$31,500.00	$31,500.00	$31,500.00	$31,500.00	$31,500.00	$31,500.00	$31,500.00	$31,500.00	$31,500.00	$31,500.00	$31,500.00	$31,500.00	$378,000.00	$31,500.00
Creve Coeur	$26,252.67	$26,252.67	$26,252.67	$26,252.67	$26,252.67	$26,252.67	$26,252.67	$26,252.67	$26,252.67	$26,252.67	$26,252.67	$26,252.67	$315,032.04	$26,252.67
Fort Wayne	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$32,208.33	$386,499.96	$32,208.33
Toledo	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$32,083.33	$384,999.96	$32,083.33
South Bend	$34,441.85	$34,441.85	$34,441.85	$34,441.85	$34,441.85	$34,441.85	$34,441.85	$34,441.85	$34,441.85	$34,441.85	$34,441.85	$34,441.85	$413,302.20	$34,441.85
Indianapolis	$37,901.92	$37,901.92	$37,901.92	$37,901.92	$37,901.92	$37,901.92	$37,901.92	$37,901.92	$37,901.92	$37,901.92	$37,901.92	$37,901.92	$454,823.04	$37,901.92
	$448,322.86	$448,322.86	$448,322.86	$448,322.86	$448,322.86	$448,322.86	$448,322.86	$448,322.86	$448,322.86	$448,322.86	$448,322.86	$448,322.86	$5,379,874.32	$448,322.86
Savings from 2008													$1,097,137.08

All Leases
	$657,511.06	$657,511.06	$663,263.15	$663,263.15	$663,263.15	$663,263.15	$663,263.15	$663,263.15	$678,263.15	$693,263.15	$708,263.15	$723,263.15	$8,097,653.62	$674,804.47
Savings from 2008													$1,571,691.02

Exhibit B

TERMINATION OF EQUIPMENT LEASE

AND BILL OF SALE

THIS TERMINATION OF EQUIPMENT LEASE AND BILL OF SALE (this “Agreement”) is made and entered into as of                                   , 2009 by and between Granite City Food & Brewery, Ltd., a Minnesota corporation (“Lessee”) and DHW Leasing, L.L.C., a South Dakota limited liability company (“Lessor”).

RECITALS:

A.                                   Lessor and Lessee are currently parties to a written Master Equipment Finance Lease dated September 19, 2006 and an Equipment Lease Commitment dated December 6, 2007 (collectively, the “Master Lease”) and sixteen (16) separate leases identified on the attached Exhibit A (each, a “Lease”), relating to the lease of certain furniture, fixtures, machinery, equipment and other personal property as described in Exhibit A to each Lease (the “Equipment”).

B.                                     Lessor and Lessee have entered into a Debt Conversion Agreement and Lessor has agreed in connection therewith to (i) terminate the Master Lease and each Lease effective on the date hereof (the “Termination Date”) subject to the terms and conditions of this Agreement, and (ii) convey the Equipment to Lessee.

NOW, THEREFORE, in consideration of the above recitals that by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

1.                                       Termination.  The Master Lease and the Leases shall automatically terminate, subject to the agreements, representations, warranties and indemnities contained in this Agreement, effective on the Termination Date, without further notice or action.

2.                                       Release of Liens.  The parties acknowledge that all security interests previously filed against the Equipment have been released.  If any of the security interests against the Equipment are not released or are reinstated in the future without the consent of Lessee, Lessor agrees to cause such security interests to be released and hereby grants to Lessee the authority to terminate any financing statement filed against the Equipment in favor of Lessor.

3.                                       Release of Lessor.  Effective as of the Termination Date, but subject to the agreements, representations, warranties and indemnities contained in this Agreement, which agreements, representations, warranties and indemnities shall survive the termination of the Master Lease and the Leases, Lessee forever releases and discharges Lessor from any and all claims, demands or causes of action whatsoever against Lessor or its successors and assigns arising out of or in connection with the Equipment, the Master Lease or the Leases, and forever releases and discharges Lessor from any obligations to be observed or performed by Lessor under the Master Lease and the Leases.  Notwithstanding such release, Lessor shall indemnify Lessee against, and hold Lessee, its officers, agents, employees, directors and shareholders harmless from, any and all claims, actions, suits, proceedings, costs, demands, damages and liabilities of whatever nature, and all costs and expenses, including Lessee’s reasonable attorneys’ fees and expenses (collectively “Claims”), relating to or in any way arising out of its breach of this agreement or any claims against the Equipment made by any party, whether now existing or hereafter arising out of events or omissions occurring on or before the Termination Date, other than Claims caused by the acts or omissions of Lessee; provided, however, that such indemnification obligation shall not apply to Claims arising out of or resulting from the operation of the Equipment.

4.                                       Release of Lessee.  Effective as of the Termination Date, and subject to the agreements, representations, warranties and indemnities contained in this Agreement, which agreements, representations, warranties and indemnities shall survive the termination of the Master Lease and the Leases, Lessor forever releases and discharges Lessee from any and all claims, demands or causes of action whatsoever against Lessee or its successors and assigns arising out of or in connection with the Equipment, the Master Lease or the Leases and forever releases and discharges Lessee from any obligations to be observed or performed by Lessee under the Master Lease and the Leases.

5.                                       Conveyance.  Lessor hereby sells, transfers and assigns to Lessee, all right, title and interest in and to the Equipment.

6.                                       Representations and Warranties.  Lessor represents and warrants that (a) Lessor is the owner of the Equipment; (b) Lessor has the right to enter into and perform under this Agreement and to sell and convey the Equipment; (c) Lessor has not done or suffered anything to encumber the Equipment; and (d) the Equipment is free from all claims of parties.  In addition, Lessor agrees to warrant and defend the sale, transfer and assignment of the Equipment to Lessee against any and all persons or entities who claim title to or an interest in the Equipment.  The Equipment is being conveyed on an “as is, where is” basis.

7.                                       Further Assurances.  If Lessee requests, Lessor shall sign, deliver and cause to be filed or recorded as Lessee shall direct any further instruments, statements, certificates and other documents as Lessee reasonably may consider necessary or desirable in order to convey the Equipment free of all liens and claims.  Lessor further agrees to pay to Lessee, upon demand, all reasonable costs and expenses incurred by Lessee in connection with the preparation, execution, recording, filing and refiling of any such documents, including reasonable attorneys’ fees.

8.                                       Authority.  Each signatory of this Agreement represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. This Agreement shall be binding upon and inure to the benefit of Lessor and Lessee and their respective successors, assigns and related entities.

9.                                       Miscellaneous.  The parties are also subject to the following miscellaneous provisions: (a) this Agreement is governed by and shall be construed in accordance with the laws of the state of Minnesota; (b) captions used in this Agreement are for convenience only and are not a part of the agreement; (c) time is of the essence; (d) if any provision of this

Agreement is invalid or unenforceable to any extent, the remainder of this Agreement shall continue in effect and be enforceable to the fullest extent permitted by law; (e) this Agreement contains the entire agreement of the Parties hereto with respect to the Master Lease, the Leases and the Equipment; (f) this Agreement may be modified only by a writing executed and delivered by both Parties; and (g) nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture of or between Lessor and Lessee.

10.                                 Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, and any party or signatory hereto may execute this Agreement by signing any such counterpart.  Delivery of a facsimile or digital copy (pdf) of an executed copy of this Agreement shall be effective to bind the executing party.  Each party so executing this Agreement shall promptly deliver an original executed counterpart to the other signatories.

11.                                 WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT, EACH PARTY HERETO (I) WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY SUCH ACTION, (II) CONSENTS TO ANY SUCH ACTION BEING VENUED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Agreement on the day and year first above written.

LESSOR:

DHW LEASING, L.L.C.

By:
Name:
Title:

STATE OF	)
) ss.
COUNTY OF	)

On this                  day of                              2009, before me the undersigned, a Notary Public in and for said state, personally appeared                                                 , personally known to me, or proved to me on the basis of satisfactory evidence, to be the person who executed the within instrument as the                                                  of DHW Leasing, L.L.C., a South Dakota limited liability company, and executed the within instrument on behalf of such company.

Notary Public

LESSEE:

GRANITE CITY FOOD & BREWERY, LTD.

By:
Name:
Title:

STATE OF	)
) ss.
COUNTY OF	)

On this                  day of                              2009, before me the undersigned, a Notary Public in and for said state, personally appeared                                                 , personally known to me, or proved to me on the basis of satisfactory evidence, to be the person who executed the within instrument as the                                                  of Granite City Food & Brewery, Ltd., a Minnesota corporation, and executed the within instrument on behalf of such corporation.

Notary Public

EXHIBIT A

List of Leases

Description of Schedule (Location)

1.	Interim Schedule A (Lease No. 2008-GW06) (Zona Rosa)

2.	Final Schedule A (Lease No. 2008-GW01) (Roseville)

3.	Schedule A (Lease No. 2008-DB01) (South Bend)

4.	Schedule A (Lease No. 2009-GW10) (Sioux Falls)

5.	Schedule A (Lease No. 2008-CT04) (Maumee)

6.	Schedule A (Lease No. 2008-GW07) (Wichita)

7.	Interim Schedule A (Lease No. 2007-GW03) (Wichita West)

8.	Schedule A (Lease No. 2007-CT02) (Rockford)

9.	CORRECTED Schedule A (Lease 2007-CT01) (Creve Couer)

10.	Schedule A (Lease No. 2008-GW9) (Maple Grove and Eagan)

11.	Schedule A (Lease No. 2007-CT03) (Ft. Wayne)

12.	Interim Schedule A (Lease No. 2008-GW05) (Legends)

13.	Schedule A (Lease No. 2008-GW06) (Lincoln)

14.	Schedule A (Lease No. 2008-DB02) (Madison)

15.	Final Schedule A (Lease No. 2008-GW02) (Omaha)

16.	Final Schedule A (Lease No. 2009-GW04) (Carmel)

EXHIBIT C

Form of Registration Rights Agreement

THIS REGISTRATION RIGHTS AGREEMENT (“Agreement”) is made and entered into as of this        day of                         , 2009, by and between Granite City Food & Brewery Ltd., a Minnesota corporation (the “Company”) and DHW Leasing L.L.C., a South Dakota limited liability company (“DHW”).

WHEREAS, upon the terms and subject to the conditions of the Debt Conversion Agreement by and between the Company and DHW of even date herewith (the “Debt Conversion Agreement”), the Company has agreed to sell the Shares (as defined herein) to DHW; and

WHEREAS, to induce DHW to execute and deliver the Debt Conversion Agreement, the Company has agreed to provide certain registration rights under the Securities Act (as defined herein) and applicable state securities laws.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and DHW agree as follows:

Section 1.              Definitions.

As used in this Agreement, the following terms shall have the meanings as set forth herein:

1.1          “Board” means the Board of Directors of the Company.

1.2          “Closing Date” shall mean the date on which the closing of the transactions contemplated by the Debt Conversion Agreement occurs.

1.3          “Commission” means the United States Securities and Exchange Commission, and any successor thereto.

1.4          “Common Stock” means the Company’s common stock, $.01 par value per share.

1.5          “DHW” includes any person to whom the rights under this Agreement have been assigned or transferred (each, a “Holder”).

1.6          “Holder” means DHW and the persons defined in Section 1.6.

1.7          “Person” means an individual, partnership, limited partnership, corporation, business trust, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture, or other entity of whatever nature.

1.8          “Prospectus” means the Prospectus included in a Registration Statement (including, without limitation, a Prospectus that includes any information previously omitted from a Prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any Prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

1.9          “Registrable Shares” means the shares of Common Stock purchased by DHW pursuant to the Debt Conversion Agreement; provided, however, that such shares of Common Stock shall no longer be Registrable Shares (A) when they shall have been effectively registered under the Securities Act and sold by DHW in accordance with such registration or sold by DHW pursuant to Section 4(1) of the Securities Act or Rule 144, (B) when registration under the Securities Act would no longer be required for the immediate sale of all such shares of Common Stock pursuant to the provisions of Rule 144, or (C) on or after the date which is three years after the Closing Date.

1.10        “Registration Statement” means a Registration Statement filed on Form S-3 (or such other form as is then available to the Company) under the Securities Act to permit the resale of the Registrable Shares, including the Prospectus, amendments and supplements to each such Registration Statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such Registration Statement.

1.11        “Register,” “registered” and “registration” refer to a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of such Registration Statement.

1.12        “Rule 144” promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any successor rule thereto.

1.13        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

1.14        “Shares” means the shares of Common Stock issuable pursuant to the Debt Conversion Agreement.

Section 2.              Registration Rights.

2.1          Initial Registration.  The Company shall prepare and file with the Commission, not later than 90 days after the Closing Date, a Registration Statement covering 4,666,666 Registrable Shares to be registered under the Securities Act on a non-underwritten basis.

2.2          Additional Registration.  At least six months after the Closing Date, if DHW has sold all of the Registrable Shares included in the initial Registration Statement, DHW may request the filing of an additional Registration Statement covering up to 4,666,666 Registrable Shares (a “Registration Request”).  Upon receipt of a Registration Request, the Company shall use best commercial efforts to, within 45 days of the Registration Request, prepare and file a Registration Statement covering the shares which are the subject of the Registration Request and shall use best commercial efforts to cause such Registration Statement to become effective as soon as is practicable following its filing.  Upon the sale of all of the Registrable Shares included in such Registration Statement, DHW may submit an additional Registration Request covering up to 4,666,666 Registrable Shares and the Company will follow the same procedure of preparing, filing and seeking effectiveness of a Registration Statement covering the shares which are the subject of such Registration Request.  The procedure set forth in the immediately preceding sentence will be followed until all of the Registrable Shares have been sold; provided, however, that this Section 2.2 shall not obligate the Company to file (a) more than six Registration Statements (including the initial Registration Statement) in total, (b) Registration Statements any more frequently than one every six months, nor (c) any Registration Statement more than three years after the Closing Date.  If for any reason the Commission does not permit registration of all of the Registrable Securities included in any Registration Statement filed pursuant this Section 2.2, then the Company’s obligation to register the affected shares shall cease.

2.3          Underwritten Offering.  If DHW intends to distribute the Registrable Shares covered by any Registration Statement filed hereunder, DHW shall so inform the Company in the related Registration Request.  DHW shall select the underwriter with the written approval of the Company, which approval shall not be unreasonably withheld.

2.4          Abandonment of Registration.  In the event that DHW determines for any reason not to proceed with a registration at any time before a Registration Statement has been declared effective by the Commission, and such Registration Statement, is withdrawn with respect to the Registrable Shares covered thereby, DHW agrees to bear its own expenses incurred in connection therewith and to reimburse the Company for the reasonable expenses incurred by it attributable to the registration of such Registrable Shares, and if DHW in fact so reimburses the Company, then DHW shall not be deemed to have exercised its right to require the Company to register Registrable Shares pursuant to Section 2.2.

Section 3.              Registration Procedures.  When the Company is required by the terms of this Agreement to effect the registration of Registrable Shares under the Securities Act, the Company will do the following:

3.1          Filing.  Prepare and file with the Commission a Registration Statement with respect to such securities, and use best commercial efforts to cause such Registration Statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities; provided, however, such period shall not exceed the earlier to occur of (i) the completion by the underwriters of the distribution pursuant to such Registration Statement or (ii) as set forth in Section 3.2 (the “Effectiveness Period”).

(a)           Not less than four trading days prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto, the Company shall furnish to each Holder copies of the “Selling Stockholders” section of such document, the “Plan of Distribution” and any risk factor section contained in such document that addresses specifically the transactions under the Debt Conversion Agreement or the selling stockholders, as proposed to be filed.

(b)           (i)  Prepare and file with the Commission such amendments, including post effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Securities for its Effectiveness Period; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to each Registration Statement or any amendment thereto; and (iv) comply in all material respects with the provisions of the Securities Act with respect to the Registration Statements.

(c)           Notify the Holders as promptly as reasonably possible (and, in the case of (i)(A) below, not less than three trading days prior to such filing) (i)(A) when a Prospectus or any Prospectus supplement or post effective amendment to a Registration Statement is proposed to be filed; (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement; and (C) with respect to each Registration Statement or any post effective amendment, when the same has become effective; (ii) of any request by the Commission or any other Federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information; (iii) of the issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)           Use its reasonable commercial efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction.

(e)           Prior to any public offering of Registrable Securities, to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws a mutually agreeable number of jurisdictions within the United States, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statements except that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified. .

(f)            Upon the occurrence of any event contemplated by Section 3.1(c)(v), as promptly as reasonably possible, prepare a supplement or amendment, including a post effective amendment, to the affected Registration Statements or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement nor any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.2          Period of Effectiveness.  Prepare and file with the Commission such amendments to such Registration Statement and supplements to the Prospectus contained therein as may be necessary to keep such Registration Statement effective for such period as may be reasonably necessary to effect the sale of such securities, provided, however, such period shall not exceed the earlier to occur of (i) the completion by the underwriters of the distribution pursuant to such Registration Statement, (ii) three years after the Closing Date, or (iii) a reasonable determination by the Company that the Shares covered by the Registration Statement may be sold in their entirety under Rule 144.

3.3          Copies.  Furnish to DHW and to the underwriters of the securities being registered, if any, such reasonable number of copies of the Registration Statement, preliminary Prospectus, final Prospectus and such other documents as DHW and such underwriters may reasonably request in order to facilitate the public offering of such securities.

3.4          Holder Sales; Discontinuance and Allowed Suspension.  Each Holder covenants and agrees that it will not sell any Registrable Securities under the Registration Statement until the Company has electronically filed the final Prospectus as then amended or supplemented as contemplated in Section 3.1 and the Holder has received notice from the Company that such Registration Statement and any post-effective amendments thereto have become effective.  Each Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3.1(c), such Holder will forthwith discontinue disposition of such Registrable Securities under the Registration Statement until such Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement contemplated by Section 3.1(f), or until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement.  If (i) there is material non-public information regarding the Company which the Company’s Board determines not to be in the Company’s or the Company’s stockholder’s best interest to disclose and which the Company is not otherwise required to disclose, (ii) there is a significant business opportunity (including, but not limited to, the acquisition or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other similar transaction) available to the Company which the Board determines not to be in the Company’s or the

Company’s stockholders’ best interest to disclose, or (iii) the Company is required to file a post-effective amendment to a Registration Statement to incorporate the Company’s quarterly and annual reports and audited financial statements on Forms 10-Q and 10-K (or such other forms as the Company may then be eligible to file), then the Company may (x) postpone or suspend filing of a Registration Statement for a period not to exceed sixty (60) consecutive days or (y) postpone (or cause suspension) effectiveness of a Registration Statement for a period not to exceed thirty (30) consecutive days, and (z) require each holder to cease sales of Registrable Securities under any such Registration Statement until such material non-public information has been made public.

Section 4.              Expenses.  Except as provided in Section 2.4 hereof, with respect to the registration under Section 2.1 or 2.2 hereof, the Company shall bear the following fees, costs and expenses: all registration, fees, printing expenses, fees and disbursements of counsel and accountants for the Company, all internal Company expenses, all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified.  Underwriting discounts and commissions, insurance and transfer taxes relating to the shares of Registrable Shares included in the offering (if any) and any other expenses incurred by DHW, shall be borne by DHW.

Section 5.              Indemnification.  In the event that any Registrable Shares is included in a Registration Statement under this Agreement:

5.1          Indemnification by Company.  To the fullest extent permitted by law, the Company will indemnify and hold harmless DHW pursuant to the provisions hereof, its directors and officers, and any underwriter (as defined in the Securities Act) for DHW and each Person, if any, who controls DHW or such underwriter within the meaning of the Securities Act, from and against, and will reimburse the  DHW and each such underwriter and controlling Person with respect to, any and all loss, damage, liability (collectively, “Losses”) to which DHW or any such underwriter or controlling Person may become subject under the Securities Act, state securities laws or otherwise, and the Company will pay to DHW or each such underwriter or controlling person any legal or other costs or expenses reasonably incurred by such person in connection with investigating or defending any such Loss, insofar as such Losses are caused by any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, any Prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by DHW, such underwriter or such controlling Person in writing specifically for use in the preparation thereof, provided however, that the indemnity agreement in this Section 5.1 shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, and that the foregoing indemnity obligation with respect to any preliminary Prospectus shall not inure to the benefit of any other holder of Common Stock on account of any Loss whatsoever arising from the sale of any Registrable Shares by DHW to any person if (A) a copy of the final Prospectus (as amended or supplemented if such amendments or supplements shall have been furnished to DHW prior to the confirmation of the sale involved) shall not have been sent or given by or on behalf of DHW to such person, if required by law, with or prior to the written confirmation of the sale involved, and (B) the untrue statement or alleged untrue statement or omission or alleged omission of a material fact contained in such preliminary Prospectus from which such Loss arose was corrected in the final Prospectus (as amended or supplemented if such amendments or supplements thereto shall have been furnished as aforesaid).

5.2          Indemnification by DHW.  To the fullest extent permitted by law, DHW will indemnify and hold harmless the Company, its directors and officers, each Person, if any, who controls the Company within the meaning of the Securities Act, (each, an “Indemnitee”) from and against, and will reimburse any Indemnitee with respect to, any and all Losses to which such Indemnitee may become subject under the Securities Act, state securities laws or otherwise, and DHW will pay to the Company and each such controlling person any legal or other costs or expenses reasonably incurred by such person in connection with investigating or defending any such Loss, insofar as such Losses are caused by any untrue or alleged untrue statement of any material fact contained in such Registration Statement, any Prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by DHW specifically for use in the preparation thereof, and provided, however, that the indemnity agreement in this Section 5.2 shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of DHW, which consent shall not be unreasonably withheld.

5.3          Indemnification Procedures.  Promptly after receipt by a party entitled to indemnification pursuant to this Section 5 (each, an “Indemnified Party”) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions such Indemnified Party will, if a claim is to be made against the party obligated to provide indemnification pursuant to this section (each, an “Indemnifying Party”), promptly notify the Indemnifying Party of the commencement thereof; but the omission to provide such notice will not relieve the Indemnifying Party from any liability hereunder, except to the extent that the delay in giving, or failing to give, such notice has a material adverse effect upon the ability of the Indemnifying Party to defend against the claim. In case such action is brought against an Indemnified Party, the Indemnifying Party shall have the right to participate in and, at the Indemnifying Party’s option, to assume the defense thereof, singly or jointly with any other Indemnifying Party similarly notified, with counsel satisfactory to the Indemnified Party; provided, however, that if the defendants in any action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded based on advice of counsel that there may be legal defenses available to any Indemnified Party that are different from or additional to those available to the Indemnifying Party, or if there is a conflict of interest which would prevent counsel for the Indemnifying Party from also representing the Indemnified Party, the Indemnified Party shall have the right to select counsel to participate in the defense of such action on behalf of such Indemnified Party at the expense of the Indemnified Party; provided that the Indemnifying Party shall be responsible for the expense of only one such special counsel selected jointly by the Indemnified Parties, if there is more than one Indemnified Party. After notice from an Indemnifying Party to any Indemnified Party of such Indemnifying Party’s election to assume the defense of the action, the Indemnifying Party will not be liable to such Indemnified Party pursuant to this Section 5 for any legal or other expense subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless (i) the Indemnified Party shall have employed counsel in accordance with the proviso of the preceding sentence, or (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after the notice of the commencement of the action, or (iii) the Indemnifying Party has authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party.

Section 6.              Cooperation.  DHW hereby agrees to cooperate with all reasonable requests by the Company necessary to effectuate the purposes of this Agreement, including by timely providing the Company with all information necessary to file a Registration Statement.  DHW and each Holder agrees upon the Company’s request from time to time to furnish to the Company a completed Questionnaire in the form attached to this Agreement as Annex A (a “Selling Holder Questionnaire”).  The Company shall not be required to include the Registrable Securities of a Holder in a Registration Statement and shall not be required to pay any damages to any Holder who fails to furnish to the Company a fully completed and accurate Selling Holder Questionnaire at least three business days prior to the filing date of any Registration Statement.

Section 7.              Miscellaneous.

7.1          Waivers. Amendments and Approvals.  Any term or provision of this Agreement requiring performance by or binding upon the Company or DHW may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the Company and DHW. The waiver by a party of any breach hereof or default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or succeeding breach or default.

7.2          Notices.  All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first-class postage prepaid, registered or certified mail, as follows:

If to the Company:                                                                                Granite City Food & Brewery Ltd.

5402 Parkdale Drive

Suite 101

St. Louis Park, MN 55416

Facsimile:  (952) 215-0671

Attention:  Chief Financial Officer

With a copy to:                                                                                                      Briggs and Morgan, P.A.

80 South 8th Street

2200 IDS Center

Minneapolis, MN 55402

Facsimile:  (612) 977-8650

Attention:  Avron L. Gordon, Esq.

If to DHW:                                                                                                                            Dunham Capital Management, L.L.C.
The Dunham Company
230 South Phillips Avenue, Suite 202
Sioux Falls, SD  57104-6321

With a copy to:                                                                                                      Leonard Street and Deinard
150 South Fifth Street, Suite 2300
Minneapolis, MN  55402
Facsimile:  (612) 335-1657
Attention:  Mark S. Weitz, Esq.

Hagen, Wilka & Archer, LLP
600 South Main Avenue, Suite 102
P.O. Box 964
Sioux Falls, SD  57104
Facsimile:  (605) 334-4814
Attention:  John F. Archer, Esq.

Such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, or, if sent by mail, when received. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

7.3          Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach of default under the Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

7.4          Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys’ fees. No sum for attorneys’

fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys’ fees.

7.5           Entire Agreement.  This Agreement, the documents referenced herein and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

7.6           Severability.  Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

7.7           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the respective heirs, successors and assigns of the parties hereto; provided, however, that such assignee or transferee agrees in writing to be bound by all of the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding any provision contained elsewhere in this Agreement, upon the transfer of Shares by any party hereto, no claims or causes of action arising out of or related to this Agreement existing as of the transfer date shall be transferred by such party to any respective heir, successor, assign or permitted transferee, provided that the transfer of Shares shall not be deemed a waiver by the transferring party of any such claim or cause of action.

7.8           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Minnesota, without regard to its conflicts of laws provisions.

7.9           Counterparts.  This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Balance of Page Intentionally Blank; Signature Pages Follow Next)

IN WITNESS WHEREOF, this Agreement is hereby executed as of the date first written above.

GRANITE CITY FOOD & BREWERY LTD.

By:
Name:
Title:

DHW LEASING L.L.C.

By:
Name:
Title:

(Signature page to Registration Rights Agreement)

Annex A

GRANITE CITY FOOD & BREWERY LTD.

Selling Securityholder Notice and Questionnaire

The undersigned beneficial owner of common stock (the “Common Stock”), of Granite City Food & Brewery Ltd. (the “Company”) understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a Registration Statement for the registration and resale of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement, dated as of [                 ], 2009 (the “Registration Rights Agreement”), among the Company and the Investors named therein.  A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below.  All capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.                                      Name.

(a)                                  Full Legal Name of Selling Securityholder

(b)                                 Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities Listed in Item 3 below are held:

(c)                                  Full Legal Name of Natural Control Person (which means a natural person who directly you indirectly alone or with others has power to vote or dispose of the securities covered by the questionnaire):

2.                                      Address for Notices to Selling Securityholder:

Telephone:
Fax:
Contact Person:
Email:

1

3.                                      Beneficial Ownership of Registrable Securities:

(a)                                  Type and Number of Registrable Securities beneficially owned:

4.                                      Broker-Dealer Status:

(a)                                  Are you a broker-dealer?

Yes  ☐                No  ☐

Note:                   If yes, the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

(b)                                 Are you an affiliate of a broker-dealer?

Yes  ☐                No  ☐

(c)                                  If you are an affiliate of a broker-dealer, do you certify that you bought the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes  ☐                No  ☐

Note:                   If no, the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

5.                                      Beneficial Ownership of Other Securities of the Company Owned by the Selling Securityholder.

Except as set forth below in this Item 5, the undersigned is not the beneficial or registered owner of any securities of the Company other than the Registrable Securities listed above in Item 3.

(a)                                  Type and Amount of Other Securities beneficially owned by the Selling Securityholder:

2

6.                                      Relationships with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exceptions here:

The undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof and prior to the Effective Date for the Registration Statement.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 6 and the inclusion of such information in the Registration Statement and the related Prospectus.  The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related Prospectus.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Dated:	Beneficial Owner:

By:
Name:
Title:

PLEASE FAX A COPY OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE, AND RETURN THE ORIGINAL BY OVERNIGHT MAIL, TO:

[                     ]

3

EXHIBIT D

RESTAURANT LEASES

List of Restaurant Leases

Title of Lease (Location)

1.	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated May 17, 2006 (as later amended and assigned). (Omaha)

2.	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated May 31, 2006 (as later amended and assigned). (Madison)

3.	Sublease Agreement by and between GC Rosedale, L.L.C. and Granite City Food & Brewery Ltd. dated May 11, 2006 (as later amended and assigned). (Roseville)

4.	Sublease Agreement by and between Donald A. Dunham, Jr. and Granite City Food & Brewery Ltd. dated August 6, 2003 (as later amended and assigned). (Lincoln)

5.	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated November 9, 2006 (as later amended and assigned). (Rockford)

6.	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated June 19, 2007 (as later amended and assigned). (Creve Coeur)

7.	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated September 12, 2006 (as later amended and assigned). (Ft. Wayne)

8.	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated August 7, 2007 (as later amended and assigned). (Maumee)

9.	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated March 17, 2008 (as later amended and assigned). (Mishawaka-South Bend)

10.	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated March 17, 2008 (as later amended and assigned). (Carmel-Indianapolis)

11.	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated June 7, 2007 (as later amended and assigned). (Rogers)

D-1

12.	Lease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated June 3, 2005 (as later amended and assigned). (Olathe)

13.	Lease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated June 1, 2005 (as later amended and assigned). (Eagan)

14.	Lease Agreement by and between Donald A. Dunham, Jr. and Granite City Food & Brewery Ltd. dated April 3, 2003 (as later amended and assigned). (Davenport)

15.	Lease Agreement by and between Donald A. Dunham, Jr. and Granite City Food & Brewery Ltd. dated February 7, 2003 (as later amended and assigned). (Clive-Des Moines)

16.	Lease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated March 29, 2005 (as later amended and assigned). (Zona Rosa-Kansas City)

17.	Lease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated October 22, 2004 (as later amended and assigned). (Wichita)

D-2

Exhibit E

EXECUTIVE EMPLOYMENT AGREEMENT – AMENDMENT NO. 2

THIS EXECUTIVE EMPLOYMENT AGREEMENT – AMENDMENT NO. 2 (this “Agreement”) is made and entered into effective                         , 2009, by and between Granite City Food and Brewery Ltd. (the “Company”) and Steven J. Wagenheim (“Executive”).

RECITALS

A.                                   Executive is employed by the Company pursuant to an employment agreement made and entered into June 15, 2005 and pursuant to amendments thereto (the “Employment Agreement”).  Pursuant to such Employment Agreement, Executive is currently employed on an at-will basis and subject to additional provision of the Employment Agreement.

B.                                     The Company proposes to enter into a debt conversion transaction (the “Transaction”) with DHW Leasing L.L.C. (“DHW”) pursuant to which DHW will be issued common stock of the Company in exchange for the conversion of certain indebtedness, and DHW will thereupon become the majority shareholder of the Company.

C.                                     It is contemplated that Executive will continue in the employ of the Company following the Transaction and the Company desires to secure the services of Executive following the Transaction.

D.                                    It is desirable to amend the Employment Agreement to provide for the term of Executive’s employment and to confirm certain severance arrangements in connection therewith.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1.             Defined Terms.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

2.             Article 3 of the Employment Agreement is hereby amended and restated to read as follows:

Term of Employment

3.01         Executive’s employment pursuant to this Agreement shall continue for a term ending one year following the closing of the debt conversion transaction (the “Transaction”) by and between the Company and DHW Leasing L.L.C. (“DHW”) pursuant to which DHW will be issued common stock of the Company in exchange for the conversion of certain indebtedness, and DHW will thereupon become the majority shareholder of the Company (the “Termination Date”).  The term of the Executive’s employment shall automatically be extended for successive one year periods unless the Company or Executive elects not to extend employment by giving written notice to the other not less than sixy (60) days prior to the Termination Date or the end of any extension periods.  If Executive’s employment continues beyond the Termination Date, it shall continue on an at-will basis under the remaining terms and conditions of this Agreement, as amended hereby, and as the same may be amended from time to time with the consent of the Company and Executive, except that Section 4.02 shall be inapplicable and incentive compensation payable to Executive, if any, shall be only as fixed by the Company’s Compensation Committee (“Committee”).  Executive’s base compensation under this Agreement shall continue at Executive’s current monthly base compensation rate for each month worked and prorated for any partial month during which employment continues.

3.             Section 4.04 of the Employment Agreement is hereby amended and restated to read as follows:

4.04         Executive agrees that any and all bonuses or equity compensation awards paid, awarded or vested after September 21, 2009, shall be subject to the Board of Director’s Policy on the Recoupment of Bonuses and Incentive or Equity Based Compensation Related to Certain Financial Restatements dated September 21, 2009, and that such policy is hereby deemed to be incorporated by reference into this Agreement.  Executive further agrees that Company may, to the extent permitted by applicable law, require the Executive to reimburse the Company for any and all bonuses or equity compensation awards, severance payments provided for under Article 7 of this Agreement, and base salary payments provided for under Section 6.05 of this Agreement that are paid, awarded or vested after September 21, 2009, in the event of a material breach by Executive of his obligations under Articles 8 or 9 of this Agreement.  In the event Executive fails to make prompt reimbursement of any such bonuses or equity compensation, severance payments or base salary payments previously paid, awarded or vested, the Company may, to the extent permitted by applicable law, deduct the amount required to be reimbursed from Executive’s compensation otherwise due under this Agreement.  The obligations contained in this Section 4.04 shall survive the termination of this Agreement indefinitely.

4.             Article 6 of the Employment Agreement is amended to add Section 6.05 as follows:

6.05         In the event the employment of Executive is terminated prior to the Termination Date by the Company without Cause (and other than as outlined in Sections 6.01 and 6.02) or by the Executive with Good Reason as defined in Section 7.03, the Company will pay Executive the remainder of Executive’s Base Salary due through the Termination Date.  Such payments will be made on a monthly basis commencing with the first month following the Executive’s termination.  Such payments shall be in addition to any payment which shall be due Executive pursuant to Section 7.01 as amended; shall not be deemed to be “cash severance-type benefits” under Section 7.01; and shall not reduce amounts to which Executive is entitled upon a termination under Section 7.  Notwithstanding the above, if the Executive terminates employment due to Section 7.03(d), payment shall be delayed for six (6) months and the delayed payments will be paid in a lump sum without interest the first month following such six month delay.

5.           Section 7.01 of the Employment Agreement is hereby amended and restated to read as follows:

7.01       The Company, its successors or assigns, will pay Executive as severance pay a lump sum (the “Severance Payment”) amount equal to twelve (12) months of the Executive’s monthly Base Salary for full-time employment at the time of Executive’s termination.

(a)                                  if (i) there has been a Change of Control of the Company (as defined in Section 7.04), and (ii) Executive is an active and full-time employee at the time of the Change of Control, and (iii) within twelve (12) months following the date of the Change of Control, Executive’s employment is involuntarily terminated for any reason (including Good Reason (as definition Section 7.03)), other than for Cause or death or disability.  If prior to a Change of Control (a) Executive’s employment is involuntarily terminated by the Company without cause or (b) Executive terminates his employment for Good Reason, and such termination for Good Reason (x) occurred at the request of a person who indicated an intention, or taken steps reasonably calculated, to effect a Change of Control or (y) otherwise occurred in connection with, or in anticipation of, a Change of Control which actually occurs, then the termination of Executive’s employment shall be deemed to have occurred immediately following a Change of Control; or

(b)                                 the employment of Executive is terminated by the Company without Cause at any time, or the Executive terminates his employment for “Good Reason” at any time.  For the purposes of this section (7.01(b)) such termination may occur before, on, or after the Termination Date and “Good Reason” shall be as defined in Section 7.03, except that no “Change of Control” need occur.

(c)                                  if (i) a Change in Control (as defined in Section 7.04) occurred prior to Executive commencing his employment with the Company, and (ii) at the time of the Change in Control Executive had accepted employment with the Company as indicated by his execution of this Agreement and as a result he was no longer employed by his previous employer, and (iii) the Company decided to not commence Executive’s employment as a result of the Change in Control.

Nothing in this Subsection 7.01 shall limit the authority of the Committee or Board to terminate Executive’s employment in accordance with Section 6.03.  Payment of the Severance Payment pursuant to Section 7.01, less customary withholdings, shall be made in one lump sum within thirty (30) days of the Executive’s termination or resignation; however, such payments will be delayed for six (6) months if the Executive terminates employment due to Section 7.03(d).  In addition, the Severance Payment shall be reduced by the amount of cash severance-type benefits to which Executive may be entitled pursuant to any other cash severance plan, agreement, policy or program of the Company or any of its subsidiaries; including any payment for post-employment restrictions, provided, however, that if the amount of cash severance benefits payable under such other severance plan, agreement, policy or program is greater than the Severance Payment payable pursuant to this Agreement, Executive will be entitled to receive the amounts payable under such other plan, agreement, policy or program which exceeds the Severance Payment.  Without limiting other payments which would not constitute “cash severance-type benefits” hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits shall not constitute “cash severance-type benefits” for purposes of this Section 7.01.

6.             Article 7 of the Employment Agreement is amended to add Section 7.06 as follows:

7.06         In addition to the Severance Payment payable pursuant to Section 7.01, the Company will pay Executive a pro-rata portion of any bonus pursuant to any bonus plan or arrangement established or mutually agreed-upon prior to termination, to the extent earned through the date of termination, based upon the requirements or criteria of such bonus plan or arrangement, as the Board shall in good faith determine.  Such pro-rated bonus, shall be payable at the time and in the manner payable to other executives of the Company who participate in such plan or arrangement.

7.             Article 7 of the Employment Agreement is amended to add Section 7.07 as follows:

7.07         All severance payments made under this Article 7, including those paid under Section 7.01, 7.02 and 7.06, shall be conditioned upon the Executive’s signing and not rescinding a separation agreement and release in a form acceptable to the Company, which agreement shall include, at a minimum, a full and general release of all claims to the greatest extent allowed by applicable law, a covenant not to sue, and an agreement to be reasonably available for consultation and assistance to the Company during any period in which severance is paid, and an agreement to return to the Company all Company property and copies thereof in any form or media.

8.             Bonus or Incentive Compensation.  Executive acknowledges that he has waived and is not entitled to any bonus payments or Annual Incentive Compensation through the Company’s 2009 fiscal year..

9.             Remainder of Employment Agreement to Continue.  Except as provided herein, the remainder of the Employment Agreement is not affected by the foregoing amendments and shall continue in full force and effect.

IN WITNESS WHEREAS, the parties have executed this Agreement effective the date first above written.

GRANITE CITY FOOD AND BREWERY LTD

By:

EXECUTIVE

By:
Steven J. Wagenheim

Exhibit F

EXECUTIVE EMPLOYMENT AGREEMENT – AMENDMENT NO. 2

THIS EXECUTIVE EMPLOYMENT AGREEMENT – AMENDMENT NO. 2 (this “Agreement”) is made and entered into effective                        , 2009, by and between Granite City Food and Brewery Ltd. (the “Company”) and James G. Gilbertson (“Executive”).

RECITALS

A.                                   Executive is employed by the Company pursuant to an employment agreement made and entered into November 29, 2007 and pursuant to amendments thereto (the “Employment Agreement”).  Pursuant to such Employment Agreement, Executive is currently employed on an at-will basis and subject to additional provision of the Employment Agreement.

B.                                     The Company proposes to enter into a debt conversion transaction (the “Transaction”) with DHW Leasing L.L.C. (“DHW”) pursuant to which DHW will be issued common stock of the Company in exchange for the conversion of certain indebtedness, and DHW will thereupon become the majority shareholder of the Company.

C.                                     It is contemplated that Executive will continue in the employ of the Company following the Transaction and the Company desires to secure the services of Executive following the Transaction.

D.                                    It is desirable to amend the Employment Agreement to provide for the term of Executive’s employment and to confirm certain severance arrangements in connection therewith.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1.             Defined Terms.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

2.             Section 3.02 of the Employment Agreement is hereby amended and restated to read as follows:

3.02         Executive’s employment pursuant to this Agreement shall continue for a term ending one year following the closing of the debt conversion transaction (the “Transaction”) by and between the Company and DHW Leasing L.L.C. (“DHW”) pursuant to which DHW will be issued common stock of the Company in exchange for the conversion of certain indebtedness, and DHW will thereupon become the majority shareholder of the Company (the “Termination Date”).  The term of the Executive’s employment shall automatically be extended for successive one-year periods unless the Company or Executive elects not to extend employment by giving written notice to the other not less than sixty (60) days prior to the Termination Date or the end of any extension periods.  If Executive’s employment continues beyond the Termination Date, it shall continue on an at-will basis under the remaining terms and conditions of this Agreement, as amended hereby, and as the same may be amended from time to time with the consent of the Company and Executive, except that the second paragraph of Section 4.01 shall be inapplicable and incentive compensation payable to Executive, if any, shall be only as fixed by the Company’s Compensation Committee (“Committee”).  Executive’s base compensation under this Agreement shall continue at Executive’s current monthly base compensation rate for each month worked and prorated for any partial month during which employment continues.

3.             Article 4 of the Employment Agreement is amended to add Section 4.05 as follows:

4.05         Executive agrees that any and all bonuses or equity compensation awards paid, awarded or vested after September 21, 2009, shall be subject to the Board of Director’s Policy on the Recoupment of Bonuses and Incentive or Equity Based Compensation Related to Certain Financial Restatements dated September 21, 2009, and that such policy is hereby deemed to be incorporated by reference into this Agreement.  Executive further agrees that Company may, to the extent permitted by applicable law, require the Executive to reimburse the Company for any and all bonuses or equity compensation awards, severance payments provided for under Article 7 of this Agreement, and base salary payments provided for under Section 6.07 of this Agreement that are paid, awarded or vested after September 21, 2009, in the event of a material breach by Executive of his obligations under Articles 8 or 9 of this Agreement.  In the event Executive fails to make prompt reimbursement of any such bonuses or equity compensation, severance payments or base salary payments previously paid, awarded or vested, the Company may, to the extent permitted by applicable law, deduct the amount required to be reimbursed from Executive’s compensation otherwise due under this Agreement.  The obligations contained in this Section 4.05 shall survive the termination of this Agreement indefinitely.

4.             Article 6 of the Employment Agreement is amended to add Section 6.07 as follows:

6.07         In the event the employment of Executive is terminated prior to the Termination Date by the Company without Cause (and other than as outlined in Section 6.02) or by the Executive with Good Reason as defined in Section 6.04, the Company will pay Executive the remainder of Executive’s Base Salary due through the Termination Date.  Such payments will be made on a monthly basis commencing with the first month following the Executive’s termination.  Such payments shall be in addition to any payment which shall be due Executive pursuant to Section 7.01 as amended; shall not be deemed to be “cash severance-type benefits” under Section 7.01; and shall not reduce amounts to which Executive is entitled upon a termination under Section 7.  Notwithstanding the above, if the Executive terminates employment due to Section 6.04(d), payment shall be delayed for six (6) months and the delayed payments will be paid in a lump sum without interest the first month following such six month delay.

5.             For clarification purposes, Section 7.01(b) of the Employment Agreement is amended to read as follows:

(b)           if the employment of Executive is terminated by the Company without Cause at any time, or the Executive terminates his employment for “Good Reason” at any time.  For the purposes of this section (7.01(b)) such termination may occur before, on, or after the Termination Date and “Good Reason” shall be as defined in Section 6.04, except that no “Change of Control” need occur.

6.             Article 7 of the Employment Agreement is amended to add Section 7.09 as follows:

7.09         All severance payments made under this Article 7, including those paid under Section 7.01, 7.03 and 7.04, shall be conditioned upon the Executive’s signing and not rescinding a separation agreement and release in a form acceptable to the Company, which agreement shall include, at a minimum, a full and general release of all claims to the greatest extent allowed by applicable law, a covenant not to sue, and an agreement to be reasonably available for consultation and assistance to the Company during any period in which severance is paid, and an agreement to return to the Company all Company property and copies thereof in any form or media.

7.             Bonus or Incentive Compensation.  Executive acknowledges that he has waived and is not entitled to any bonus payments or incentive compensation through the Company’s 2009 fiscal year.

8.             Remainder of Employment Agreement to Continue.  Except as provided herein, the remainder of the Employment Agreement is not affected by the foregoing amendments and shall continue in full force and effect.

IN WITNESS WHEREAS, the parties have executed this Agreement effective the date first above written.

GRANITE CITY FOOD AND BREWERY LTD

By:

EXECUTIVE

By:
James G. Gilbertson

Exhibit G

EMPLOYMENT AND SEVERANCE AGREEMENT – AMENDMENT NO. 2

THIS EMPLOYMENT AND SEVERANCE AGREEMENT – AMENDMENT NO. 2 (this “Agreement”) is made and entered into effective                           , 2009, by and between Granite City Food and Brewery Ltd. (the “Company”) and Darius H. Gilanfar (“Executive”).

RECITALS

A.                                   Executive is employed by the Company pursuant to an employment agreement made and entered into December 2, 2008 and pursuant to amendments thereto (the “Employment Agreement”).  Pursuant to such Employment Agreement, Executive is currently employed on an at-will basis and subject to additional provision of the Employment Agreement.

B.                                     The Company proposes to enter into a debt conversion transaction (the “Transaction”) with DHW Leasing L.L.C. (“DHW”) pursuant to which DHW will be issued common stock of the Company in exchange for the conversion of certain indebtedness, and DHW will thereupon become the majority shareholder of the Company.

C.                                     It is contemplated that Executive will continue in the employ of the Company following the Transaction and the Company desires to secure the services of Executive following the Transaction.

D.                                    It is desirable to amend the Employment Agreement to provide for the term of Executive’s employment and to confirm certain severance arrangements in connection therewith.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1.             Defined Terms.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

2.             Section 1.01 of the Employment Agreement is hereby amended and restated to read as follows:

1.01         The Company agrees to employ Executive as a full-time employee.  Executive’s employment pursuant to this Agreement shall continue for a term ending one year following the closing of the debt conversion transaction (the “Transaction”) by and between the Company and DHW Leasing L.L.C. (“DHW”) pursuant to which DHW will be issued common stock of the Company in exchange for the conversion of certain indebtedness, and DHW will thereupon become the majority shareholder of the Company (the “Termination Date”).  The term of the Executive’s employment shall automatically be extended for successive one-year periods unless the Company or Executive elects not to extend employment by giving written notice to the other not less than sixy (60) days prior to the Termination Date or the end of any extension periods.  If Executive’s employment continues beyond the Termination Date, it shall continue on an at-will basis under the remaining terms and conditions of this Agreement, as amended hereby, and as the same may be amended from time to time with the consent of the Company and Executive, except that incentive compensation payable to Executive, if any, shall be only as fixed by the Company’s Compensation Committee (“Committee”).  Executive’s base compensation under this Agreement shall continue at Executive’s current monthly base compensation rate for each month worked and prorated for any partial month during which employment continues.

3.             The Employment Agreement is hereby amended to add Section 1.09 as follows:

1.09         Executive agrees that any and all bonuses or equity compensation awards paid, awarded or vested after September 21, 2009, shall be subject to the Board of Director’s Policy on the Recoupment of Bonuses and Incentive or Equity Based Compensation Related to Certain Financial Restatements dated September 21, 2009, and that such policy is hereby deemed to be incorporated by reference into this Agreement.  Executive further agrees that Company may, to the extent permitted by applicable law, require the Executive to reimburse the Company for any and all bonuses or equity compensation awards, severance payments provided for under Section 3 of this Agreement and base salary payments provided for under Section 2.04 of this Agreement that are paid, awarded or vested after September 21, 2009, in the event of a material breach by Executive of his obligations under Sections 4 or 5 of this Agreement.  In the event Executive fails to make prompt reimbursement of any such bonuses or equity compensation, severance payments or base salary payments previously paid, awarded or vested, the Company may, to the extent permitted by applicable law, deduct the amount required to be reimbursed from Executive’s compensation otherwise due under this Agreement.  The obligations contained in this Section 1.09 shall survive the termination of this Agreement indefinitely.

4.             Section 2.04 of the Employment Agreement is hereby amended and restated as follows:

2.04         In the event the employment of Executive is terminated prior to the Termination Date by the Company without Cause (and other than as outlined in Sections 2.01 and 2.02) or by the Executive with Good Reason as defined in Section 3.10, the Company will pay Executive the remainder of Executive’s Base Salary due through the Termination Date.  Such payments will be made on a monthly basis commencing with the first month following the Executive’s termination.  Such payments shall be in addition to any payment which shall be due Executive pursuant to Section 3.01 as amended; shall not be deemed to be “cash severance-type benefits” under Section 3.01; and shall not reduce amounts to which Executive is entitled upon a termination under Section 3  Notwithstanding the above, if the Executive terminates employment due to Section 3.10(d), payment shall be delayed for six (6) months and the delayed payments will be paid in a lump sum without interest the first month following such six month delay.

5.             Section 3.01 of the Employment Agreement is hereby amended and restated to read as follows:

3.01         The Company, its successors or assigns, will pay Executive as severance pay a lump sum (the “Severance Payment”) amount equal to twelve (12) months of the Executive’s monthly Base Salary for full-time employment at the time of Executive’s termination:

(a)           if (i) there has been a Change of Control of the Company (as defined in Section 3.02), and (ii) Executive is an active and full-time employee at the time of the Change of Control, and (iii) within twelve (12) months following the date of the Change of Control, Executive’s employment is involuntarily terminated for any reason (including Good Reason (as definition Section 3.10)), other than for Cause or death or disability.  If prior to a Change of Control (a) Executive’s employment is involuntarily terminated by the Company without Cause or (b) Executive terminates his employment for Good Reason, and such termination for Good Reason (x) occurred at the request of a person who indicated an intention, or taken steps reasonably calculated, to effect a Change of Control or (y) otherwise occurred in connection with, or in anticipation of, a Change of Control which actually occurs, then the termination of Executive’s employment shall be deemed to have occurred immediately following a Change of Control; or

(b)           if the employment of Executive is terminated by the Company without Cause at any time, or the Executive terminates his employment for “Good Reason” at any time.  For the purposes of this section (3.01(b)) such termination may occur before, on, or after the Termination Date and “Good Reason” shall be as defined in Section 3.10, except that no “Change of Control” need occur; or

(c)           if (i) a Change in Control (as defined in Section 3.02) occurred prior to Executive commencing his employment with the Company, and (ii) at the time of the Change in Control Executive had accepted employment with the Company as indicated by his execution of this Agreement and as a result he was no longer employed by his previous employer, and (iii) the Company decided to not commence Executive’s employment as a result of the Change in Control.

Nothing in this Subsection 3.01 shall limit the authority of the Committee or Board to terminate Executive’s employment in accordance with Section 2.03.  Payment of the Severance Payment pursuant to Section 3.01, less customary withholdings, shall be made in one lump sum within thirty (30) days of the Executive’s termination or resignation; however, such payments will be delayed for six (6) months if the Executive terminates employment due to Section 3.10(d).  In addition, the Severance Payment shall be reduced by the amount of cash severance-type benefits to which Executive may be entitled pursuant to any other cash severance plan, agreement, policy or program of the Company or any of its subsidiaries; including any payment for post-employment restrictions, provided, however, that if the amount of cash severance benefits payable under such other severance plan, agreement, policy or program is greater than the Severance Payment payable pursuant to this Agreement, Executive will be entitled to receive the amounts payable under such other plan, agreement, policy or program which exceeds the Severance Payment.  Without limiting other payments which would not constitute “cash severance-type benefits” hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits shall not constitute “cash severance-type benefits” for purposes of this Section 3.01.

6.             The Employment Agreement is hereby amended to add Section 3.09 as follows:

3.09         If the Company is obligated to pay the severance payment provided in Section 3.01, and if Executive timely elects to continue his group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, the Company shall pay on Executive’s behalf the premiums for such coverage for the lesser of twelve (12) months or such time as Executive’s COBRA/continuation rights expire; and cause the immediate vesting of any unvested stock options then held by Executive.

7.             The Employment Agreement is hereby amended to add Section 3.10 as follows:

3.10  “Good Reason” will be deemed to have occurred if, after a Change in Control:

(a)           the Company, its successors or assigns, assigns Executive position, principal duties, responsibilities, or status materially contrary to that provided in Sections 1.02 or 1.03 above;

(b)           the Company, its successors or assigns, relocates Executive to a location that is more than fifty (50) miles from the Company’s current headquarters in Minnesota;

(c)           the Company, its successors or assigns, materially reduces Executive’s base salary contrary to the provisions of section 1.05 hereof or fails to pay Executive any material compensation or fringe benefits to which the Executive is entitled within ten (10) business days of the due date; or

(d)           a successor company fails or refuses to assume the Company’s obligations under this Agreement;

(e)           the Company, its successors or assigns, breaches any of its material obligations under this Agreement and does not correct any such breach within thirty (30) days of receiving notice thereof from Executive.

If Executive intends to terminate this Agreement for Good Reason:  (i) he must give the Company written notice of the facts or events giving rise to Good Reason at least sixty (60) days prior to such termination, and such notice must be given within ninety (90) days following the facts or event alleged to give rise to Good Reason; and (ii) such grounds for Good Reason must continue and not be remedied for a period of thirty (30) days or more following the Company’s receipt of such notice.  The failure to give such notice shall be deemed a waiver of the right to terminate this Agreement for Good Reason based on such fact or event.

8.             Bonus or Incentive Compensation.  Executive acknowledges that he has waived and is not entitled to any bonus payments or incentive compensation through the Company’s 2009 fiscal year.

9.             Remainder of Employment Agreement to Continue.  Except as provided herein, the remainder of the Employment Agreement is not affected by the foregoing amendments and shall continue in full force and effect.

IN WITNESS WHEREAS, the parties have executed this Agreement effective the date first above written.

GRANITE CITY FOOD AND BREWERY LTD

By:

EXECUTIVE

By:
Darius H. Gilanfar

EXHIBIT H

FORM OF WAIVER OF DEFAULT AND CERTAIN COVENANTS FROM HARMONY
EQUITY INCOME FUND L.L.C. AND HARMONY EQUITY INCOME FUND L.L.C. II
DATED                    , 2009.

September       , 2009

VIA FACSIMILE AND U.S. MAIL

Granite City Food & Brewery Ltd.

Granite City Restaurant Operations, Inc.

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

Attn:  James G. Gilbertson

Re:                            WAIVER OF DEFAULT — Bridge Loan Agreement, as amended, from Harmony Equity Income Fund, L.L.C., and Harmony Equity Income Fund II, L.L.C., to Granite City Food & Brewery Ltd. and Granite City Restaurant Operations, Inc.

Ladies and Gentlemen:

Reference is made to that certain Bridge Loan Agreement by and between Granite City Food & Brewery Ltd. (the “Company”), Granite City Restaurant Operations, Inc. (along with the Company, the “Borrowers”), Harmony Equity Income Fund, L.L.C. (the “Administrative Agent”), and Harmony Equity Income Fund II, L.L.C. (together with Harmony Equity Income Fund L.L.C., the “Lenders”), dated as of March 30, 2009, as amended on April 22, 2009, April 30, 2009, May 29, 2009 and July 31, 2009, and as such may be amended from time to time (the “Loan Agreement”).  For the purposes of this letter, the Loan Agreement shall be deemed to include the Convertible Bridge Notes, Security Agreement, IP Agreement and Leasehold Mortgage, Investor Rights Agreement and all other agreements and instruments entered into and binding upon the undersigned and the Borrowers pursuant thereto.  Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

This letter confirms that Lenders have previously waived certain specific defaults by letter dated August         , 2009.

The Company has entered into a Debt Conversion Agreement with DHW Leasing, LLC dated September         , 2009 (“DHW Agreement”), an accurate and complete copy of which has been delivered to Administrative Agent and its counsel.  Borrowers have represented that pursuant to the DHW Agreement the equipment originally leased by Borrowers for the Restaurant will become the property of Borrowers free and clear of any indebtedness or encumbrances.  Borrowers have further represented that Borrowers are current with respect to the rent due under the real estate lease for the Restaurant.  Administrative Agent and Lenders hereby consent to the transaction contemplated by the DHW Agreement and waive any and all of Borrowers’ defaults under the Loan Agreement which are triggered on account of the consummation of the transactions contemplated by the DHW Agreement.

Administrative Agent and Lenders hereby waive default under Section 2.5(c) of the Agreement for failure to make the interest payment due October 1, 2009.  Administrative Agent and Lenders have previously waived the July 1, 2009 interest payment.  Both the October 1, 2009 and July 1, 2009 interest payments shall be added to the principal amount of indebtedness due Lenders as of the date that each interest payment was due and shall each accrue interest from said date.

Administrative Agent and Lenders hereby agree to amend Section 5.2(b) of the Loan Agreement pertaining to maintenance of Borrowers’ net consolidated revenue.  For the quarters ending September 30, 2009 and ending December 29, 2009, Borrowers shall maintain net consolidated revenue at a minimum of $20,264,500 and $20,556,600, respectively.

Administrative Agent and Lenders hereby waive Borrowers default for failure to timely deliver various items pursuant to Section 5.1 of the Loan Agreement through the date of this letter; provided, that Borrowers shall hereafter be required to perform in a timely manner the agreements contained in Section 5.1.

The parties hereby agree to amend Section 2.1 of the Loan Agreement to extend the date by which Lenders are required to make additional loans to Borrower to October 31, 2009.

This waiver is limited to this particular instance.  Administrative Agent and Lenders are not waiving any other agreement, covenant or obligation of the Borrowers and are not waiving any default or breach of the Sections identified herein in the future.  Except for the deferral of the October 1, 2009 interest payment, modification of the minimum net consolidated revenue for the quarters ending September 30, 2009 and December 29, 2009 and the extension of the lending date to October 31, 2009, this letter shall not constitute an amendment of the Agreement.

Signature page follows.

Sincerely,

ADMINISTRATIVE AGENT:

HARMONY EQUITY INCOME FUND, L.L.C.

By:
Eugene E. McGowan, Managing Member

LENDERS:

HARMONY EQUITY INCOME FUND, L.L.C.

By:
Eugene E. McGowan, Managing Member

HARMONY EQUITY INCOME FUND II, L.L.C.

By:
Eugene E. McGowan, Managing Member

Agreed and accepted by:

GRANITE CITY FOOD & BREWERY LTD.

By
James Gilbertson, Chief Financial Officer

GRANITE CITY RESTAURANT OPERATIONS, INC.

By
James Gilbertson, Chief Financial Officer

EXHIBIT I

DHW THIRD-PARTY CONSENTS AND AGREEMENTS

None.

I-1

Exhibit J

MASTER AMENDMENT TO LEASES

THIS MASTER AMENDMENT TO LEASES (the “Master Amendment”) entered into effective the                 day of                                , 2009 (the “Execution Date”), by and among GC Omaha Limited Partnership, Dunham Capital Management, L.L.C., GC Rosedale, L.L.C., GC Lincoln Limited Partnership, GC Olathe Limited Partnership, GC Eagan Limited Partnership, GC Cedar Rapids/Davenport Limited Partnership, GC Des Moines Limited Partnership, GC Holdings Limited Partnership and GC Wichita Limited Partnership (each, a “Dunham Landlord”, collectively, the “Dunham Landlords”), and Granite City Food & Brewery, Ltd. (“GCFB”).

WITNESSETH:

WHEREAS, one of the Dunham Landlords is the landlord under each lease agreement with GCFB described on the attached Exhibit A for the location indicated on Exhibit A for the applicable lease (the “Leases”), and

WHEREAS, GCFB and DHW Leasing, L.L.C., have entered into a Debt Conversion Agreement and the Dunham Landlords have agreed in connection therewith to amend the terms of the Leases;

NOW, THEREFORE, in consideration of the above recitals that by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have agreed to amend the Leases as set forth below.

1.             Deferred Rent System.  For all rent payments due on and after June 1, 2009 under the Leases, the Dunham Landlords agree to defer each payment of rent once for one month (the “Deferred Rent System”).  For example, each rent payment due on October 1, 2009 shall be payable on November 1, 2009.

2.             Reduced Rent System  For all rent payments due on and after June 1, 2009 under the Leases, the Dunham Landlords agree to reduce each rent payment by thirty percent (30%) (the “Reduced Rent System”).  The total amount of rent reductions granted under this Section 2 shall be payable by GCFB as described in Section 3 below.

3.             Duration of Rent Deferrals and Reductions; Repayment.  The Deferred Rent System and the Reduced Rent System shall be in effect until the earlier of: (i) the date GCFB closes on aggregate net proceeds to GCFB of at least $2,000,000 from any combination of debt or equity financings (the “Financing Date”) or (ii) the first anniversary of the Execution Date.  At the earlier of the Financing Date or the first anniversary of the Execution Date, GCFB shall (i) pay each Dunham Landlord the total amount of rent reductions and unpaid deferred rent granted in Sections 1 and 2 above by such Dunham Landlord in one lump sum, without any accrued interest, and (ii) make the rent payments for the remainder of the Leases in the amounts and at the times required by the Leases.

4.             Defaults.  The Dunham Landlords hereby waive all defaults or events of default under the Leases existing as of the Execution Date.

5.             Authority.  Each signatory of this Master Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. This Master Amendment shall be binding upon and inure to the benefit of each Dunham Landlord and GCFB and their respective successors, assigns and related entities.

6.             Miscellaneous.  The parties are also subject to the following miscellaneous provisions: (a) this Master Amendment is governed by and shall be construed in accordance with the laws of the state of Minnesota; (b) captions used in this Master Amendment are for convenience only and are not a part of the agreement; (c) time is of the essence; (d) if any provision of this Master Amendment is invalid or unenforceable to any extent, the remainder of this Master Amendment shall continue in effect and be enforceable to the fullest extent permitted by law; (e) this Master Amendment may be modified only by a writing executed and delivered by all parties; and (f) nothing contained in this Master Amendment shall be deemed or construed to create a partnership or joint venture of or between any Dunham Landlord and GCFB.

7.             Counterparts.  This Master Amendment may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, and any party or signatory hereto may execute this Master Amendment by signing any such counterpart.  Delivery of a facsimile or digital copy (pdf) of an executed copy of this Master Amendment shall be effective to bind the executing party.  Each party so executing this Master Amendment shall promptly deliver an original executed counterpart to the other signatories.

WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING IN CONNECTION WITH THIS MASTER AMENDMENT, EACH PARTY HERETO (I) WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY SUCH ACTION, (II) CONSENTS TO ANY SUCH ACTION BEING VENUED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.

IN WITNESS WHEREOF, the Dunham Landlords and GCFB have executed this Master Amendment as of the day and year first above written.

DUNHAM LANDLORDS

GC Omaha Limited Partnership	Dunham Capital Management, L.L.C.

By:	By:
Name :	Name :
Its:	Its:

GC Rosedale, L.L.C.	GC Lincoln Limited Partnership

By:	By:
Name :	Name :
Its:	Its:

GC Olathe Limited Partnership	GC Eagan Limited Partnership

By:	By:
Name :	Name :
Its:	Its:

GC Cedar Rapids/Davenport Limited Partnership	GC Des Moines Limited Partnership

By:	By:
Name :	Name :
Its:	Its:

GC Holdings Limited Partnership	GC Wichita Limited Partnership

By:	By:
Name :	Name :
Its:	Its:

TENANT

Granite City Food & Brewery, Ltd.

By:
Name:
Its:

EXHIBIT A

List of Leases

	Location	Title of Lease	Current Landlord

1.	Omaha	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated May 17, 2006 (as later amended and assigned).	GC Omaha Limited Partnership

2.	Madison	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated May 31, 2006 (as later amended and assigned).	Dunham Capital Management, L.L.C.

3.	Roseville	Sublease Agreement by and between GC Rosedale, L.L.C. and Granite City Food & Brewery Ltd. dated May 11, 2006 (as later amended and assigned).	GC Rosedale, L.L.C.

4.	Lincoln	Sublease Agreement by and between Donald A. Dunham, Jr. and Granite City Food & Brewery Ltd. dated August 6, 2003 (as later amended and assigned).	GC Lincoln Limited Partnership

5.	Rockford	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated November 9, 2006 (as later amended and assigned).	Dunham Capital Management, L.L.C.

6.	Creve Coeur	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated June 19, 2007 (as later amended and assigned).	Dunham Capital Management, L.L.C.

7.	Ft. Wayne	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated September 12, 2006 (as later amended and assigned).	Dunham Capital Management, L.L.C.

8.	Maumee	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated August 7, 2007 (as later amended and assigned).	Dunham Capital Management, L.L.C.

9.	Mishawaka-South Bend	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated March 17, 2008 (as later amended and assigned).	Dunham Capital Management, L.L.C.

10.	Carmel-Indianapolis	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated March 17, 2008 (as later amended and assigned).	Dunham Capital Management, L.L.C.

11.	Rogers	Sublease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated June 7, 2007 (as later amended and assigned).	Dunham Capital Management, L.L.C.

12.	Olathe	Lease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated June 3, 2005 (as later amended and assigned).	GC Olathe Limited Partnership

13.	Eagan	Lease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated June 1, 2005 (as later amended and assigned).	GC Eagan Limited Partnership

14.	Davenport	Lease Agreement by and between Donald A. Dunham, Jr. and Granite City Food & Brewery Ltd. dated April 3, 2003 (as later amended and assigned).	GC Cedar Rapids/ Davenport Limited Partnership

15.	Clive-Des Moines	Lease Agreement by and between Donald A. Dunham, Jr. and Granite City Food & Brewery Ltd. dated February 7, 2003 (as later amended and assigned).	GC Des Moines Limited Partnership

16.	Zona Rosa-Kansas City	Lease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated March 29, 2005 (as later amended and assigned).	GC Holdings Limited Partnership

17.	Wichita	Lease Agreement by and between Dunham Capital Management, L.L.C. and Granite City Food & Brewery Ltd. dated October 22, 2004 (as later amended and assigned).	GC Wichita Limited Partnership